Prospectus

                                4,000,000 SHARES

                            INTACTA TECHNOLOGIES INC.

                                  COMMON STOCK

     This prospectus relates to the sale by Corsa S.A. Holdings, the sole selling stockholder, as set forth on page 55 of this prospectus, of up to 4,000,000 shares of our common stock. All of the shares of common stock described in this paragraph are being offered for resale by the selling stockholder pursuant to this prospectus.

     The common stock may be offered from time to time by the selling stockholder through ordinary brokerage transactions in the over-the-counter markets, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices and in other ways as described in the section of this prospectus entitled Plan of Distribution. We will not receive any of the proceeds from the sale of common stock by the selling stockholder.

     Our common stock is currently quoted on the OTC Bulletin Board under the symbol "ITAC.OB". The closing sale price of our common stock on February 6, 2002 was $.25 per share.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                        --------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is February 7, 2002.

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

PROSPECTUS SUMMARY .........................................................   3
THE OFFERING ...............................................................   3
SUMMARY FINANCIAL DATA .....................................................   5
RISK FACTORS ...............................................................   6
FORWARD-LOOKING STATEMENTS .................................................  10
USE OF PROCEEDS ............................................................  10
MARKET PRICE OF AND DIVIDENDS ON OUR COMMON STOCK ..........................  11
SELECTED FINANCIAL DATA ....................................................  13
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
  RESULTS OF OPERATIONS ....................................................  14
BUSINESS ...................................................................  23
MANAGEMENT .................................................................  37
PRINCIPAL STOCKHOLDERS .....................................................  45
CERTAIN TRANSACTIONS .......................................................  48
DESCRIPTION OF SECURITIES ..................................................  50
SHARES ELIGIBLE FOR FUTURE SALE ............................................  52
SELLING STOCKHOLDER AND PLAN OF DISTRIBUTION ...............................  53
LEGAL MATTERS ..............................................................  55
EXPERTS ....................................................................  55
AVAILABLE INFORMATION ......................................................  56

                               PROSPECTUS SUMMARY

OUR COMPANY

     We are a developer and marketer of software products based on our patented INTACTA.CODE(TM) technology that utilizes a unique combination of compression, encoding and error correction processes to transform any data format ranging from text, graphic, audio or video from a binary file into a two-dimensional graphical grid, which is language transparent and platform independent.

     Our products and applications, which are based on our INTACTA.CODE technology, include:

     o INTACTA.CODE software development kits, or SDK's, which are a suite of software products tailored for various end-users which are designed to integrate INTACTA.CODE technology into existing legacy enterprise systems as well as assist in the development of software and firmware solutions requiring secure compression and transmission of data; and

     o INTACTA Express and INTACTA Bridgeway software application products which are designed to ensure privacy of patient information by providing solutions for the secure transmission of data as required by the new health-care information security regulations under HIPAA.

     Our technology and software products are securely maintained on our computer servers and distributed through our website upon payment of applicable licensing fees. Our technology and software products are geared toward providing solutions and applications that enable enterprises to bridge their communications and information management systems across digital and non-digital media, by enabling the secure bi-directional transmission and subsequent recovery and storage of data.

     Intacta Technologies Inc. and the names of our products are tradenames or trademarks of Intacta. This prospectus also contains trademarks and tradenames of other companies.

     References in this prospectus, and the documents incorporated by reference in this prospectus, to "Intacta," "we," "our" and "us" refer to Intacta Technologies Inc., a Nevada corporation, and its subsidiaries.

                                  THE OFFERING

Securities offered .......... The   selling   stockholder   is  offering  up  to
                              4,000,000 shares of common stock.

Common stock outstanding .... We  currently  have  20,345,924  shares  of common stock outstanding, exclusive of:

                              o an aggregate of 3,357,724 shares of common stock reserved for issuance upon the exercise of outstanding warrants;

                              o an aggregate of 2,241,750 shares of common stock reserved for issuance upon the exercise of outstanding options granted under our 1998 stock option plan and our 2000 stock incentive plan, and

                              o an aggregate of 1,808,650 shares of common stock issuable upon exercise of options reserved for future grant under our 1998 stock option plan and options and other stock based awards reserved for future grant under our 2000 stock incentive plan.

Use of proceeds ............. We will not receive any proceeds  from the sale of shares of common stock by the selling stockholder.

Risk factors ................ Investing  in our  common  stock  involves  a high degree of risk. You should carefully review and consider the risks listed in the "Risk Factors" section of this prospectus as well as the other information contained in this prospectus, before purchasing any shares of our common stock.

                             SUMMARY FINANCIAL DATA

     The following selected financial data are qualified in their entirety by reference to, and you should read them in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of this prospectus and the audited consolidated financial statements and notes to those financial statements included in and made part of this prospectus. We have derived the statement of operations data for the years ended December 31, 1996 and 1997 and the balance sheet data as of December 31, 1998 from our audited consolidated financial statements which are not included in this prospectus and we have derived the statement of operations data for the years ended December 31, 1998, 1999 and 2000, and the balance sheet data as of December 31, 1999 and 2000 from our audited consolidated financial statements included in and made a part of this prospectus. We have derived the statement of operations data for the nine months ended September 30, 2000 and 2001 and the balance sheet data as of September 30, 2001 from the unaudited consolidated financial statements included in and made part of this prospectus. Results of operations for the period ended September 30, 2001 are not necessarily indicative of results which we will obtain for our fiscal year ending December 31, 2001.

STATEMENT OF OPERATIONS DATA:                                                                               NINE MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,                                   SEPTEMBER 30,
                             -----------------------------------------------------------------------    --------------------------

                                 1996           1997           1998           1999           2000           2000           2001
                                 ----           ----           ----           ----           ----           ----           ----
                                                                                                                (UNAUDITED)
                                                                                                                -----------

Revenues .................   $ 1,019,600    $   894,900    $   137,800    $   137,400    $   794,500    $   694,700    $   125,800
Cost of revenues .........       514,100        357,500        336,300         90,500        417,500        222,100         24,100
Research and development .       331,900        343,200        903,500      1,047,400      1,133,000        820,300        950,000
Sales and marketing ......       528,800        297,000        113,100        113,200      1,182,100        844,600        637,400
General and administrative     1,605,200      1,353,100      1,699,400      2,619,800      2,306,500      1,567,300      1,304,900
Total operating expenses .     2,978,000      2,350,800      3,052,300      3,870,900      5,039,100      3,454,300      2,916,400
Net loss .................    (2,529,800)    (2,199,700)    (3,145,800)    (3,617,600)    (4,551,200)    (3,006,400)    (2,722,700)

Basic and diluted net loss
  per common share .......   $     (0.22)   $     (0.19)   $     (0.19)   $     (0.20)   $     (0.25)   $     (0.17)   $     (0.13)

Basic and diluted weighted
  Average Common Stock
  Outstanding ............    11,486,000     11,486,000     16,701,583     17,790,000     18,483,179     17,909,000     20,345,924

BALANCE SHEET DATA:
                                                  DECEMBER 31,                    SEPTEMBER 30, 2001
                                  --------------------------------------------    ------------------
                                                                                     (UNAUDITED)
                                      1998            1999            2000
                                      ----            ----            ----

Cash and cash equivalents ....    $  3,047,100    $    917,400    $  3,904,500       $  1,313,400
Working capital ..............       1,924,200         574,100       3,641,500          1,107,200
Total assets .................       3,760,700       1,570,900       4,260,500          1,687,500
Long-term obligations ........               0               0               0                  0
Total stockholders' equity ...       2,268,600         841,500       3,865,200          1,316,600

                                  RISK FACTORS

     The shares offered by this prospectus are speculative and involve a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before making an investment decision.

AS AN EARLY-STAGE COMPANY, OUR LIMITED OPERATING HISTORY IS NOT A RELIABLE PREDICTOR OF OUR FUTURE OPERATING RESULTS AND WE FACE MANY RISKS INCLUDING LIQUIDITY PROBLEMS, DELAYS AND UNCERTAINTIES.

     We were organized in October 1997 and did not commence active operations until May 1998. In addition, during 1998, we shifted the focus of our business from production and sale of facsimile-based products to the development of advanced products based upon our proprietary technology. More recently we have determined to focus on the commercial exploitation of our technology for applications and solutions in the area of data compression and transmission. Because our business has significantly changed and much of our historical operating results do not reflect our current operations, we have a limited relevant operating history upon which you can evaluate our performance and prospects. Additionally, we face many of the risks, expenses, delays, problems and uncertainties encountered by early-stage companies in rapidly evolving markets, including generating and maintaining sufficient liquidity for operating and capital expenses as well as identifying, developing and marketing commercially viable products on a timely basis, which could materially adversely affect our business and results of operations.

WE HAVE INCURRED LOSSES SINCE INCEPTION AND WE EXPECT TO INCUR LOSSES IN THE FUTURE.

     We have incurred significant net losses in each fiscal year since our inception and expect losses to continue. During the year ended December 31, 2000, we had a net loss of approximately $4.5 million and for the nine months ended September 30, 2001, we had a net loss of approximately $2.7 million. We cannot assure you that our future operations will ever become profitable.

OUR INDEPENDENT AUDITORS HAVE EXPRESSED SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

     Primarily as a result of our recurring losses, our independent auditors qualified their opinion on our 2000 financial statements and in the two preceding years to include an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern.

BECAUSE OUR OPERATIONS DO NOT GENERATE CASH FLOW, IF WE ARE UNABLE TO OBTAIN FINANCING WHEN NEEDED, WE MAY BE REQUIRED TO CURTAIL OR CEASE OPERATIONS.

     Our operating requirements have been and will continue to be significant. Our operations do not currently generate positive cash flow. Based upon current estimates, we believe that we will be able to fund our operating activities and capital requirements only through the end of the first fiscal quarter of 2002. Unanticipated changes in economic conditions or other unforeseen circumstances may cause us to expend our cash and cash equivalents in a shorter period of time, in which case we may be required to seek additional financing sooner in order to fund our capital and operating activities. We do not have any current arrangements with respect to other potential sources of additional financing. We cannot assure you that additional financing will be available to us on commercially reasonable terms or at all. If we are unable to obtain financing when needed, we may be required to curtail or cease operations.

WE MAY NOT BE ABLE TO ACHIEVE MARKET ACCEPTANCE FOR SOFTWARE PRODUCTS INCORPORATING OUR TECHNOLOGY.

     Because our technology and related software products have only recently been introduced and are marketed in a rapidly evolving industry, market acceptance of our technology is uncertain. Despite the expanding market for secure data transmission and storage solutions, we have not been able to increase our market acceptance and our revenues from software licensing has declined. We will be required to expend a substantial amount of funds on marketing efforts to inform end-users of the perceived benefits and advantages of our technology and to update and enhance our existing products and technology on a timely basis. We cannot assure you that we will have the funds or other resources necessary to achieve our marketing and product-enhancement objectives and successfully compete in our markets or that these increased efforts, if engaged in, will result in successful commercialization and market acceptance of our software products and technology. Moreover, potential customers may elect to utilize competitive products and services embodying new technologies that they believe to be more efficient and have other advantages over our technology.

OUR FUTURE REVENUE GROWTH DEPENDS SUBSTANTIALLY ON OUR ABILITY TO SUCCESSFULLY IDENTIFY APPLICATIONS OR PRODUCTS FOR WHICH OUR TECHNOLOGY MAY BE DEVELOPED AND MARKETED.

     If we are unable to identify applications or products that will achieve widespread commercial acceptance or adapt or enhance our technology for these applications or products we will be unable to expand the market for our technology. Adapting and enhancing technology as complex as ours will be subject to risks of unanticipated technical or other problems and possible insufficiency of funds which could result in a delay of introduction or abandonment of the proposed application or product. We cannot assure you that we will be able to identify applications or products, adapt our technology for specific applications or products on a timely basis or be able to achieve significant market acceptance of our technology.

WE FACE INTENSE COMPETITION IN THE MARKETS FOR OUR TECHNOLOGY, WHICH COULD RESULT IN PRICE REDUCTIONS, LOWER GROSS MARGINS OR LOSS OF OUR MARKET SHARE.

     The markets for our technology are characterized by rapidly changing technological and industry standards. As a result, to compete effectively, companies must be able to develop new products, technologies and applications to respond to these changes. Because we have limited resources, we may not be able to develop new products, technologies and applications or otherwise compete successfully. Many of our competitors have substantially greater financial, technical, personnel, and other resources than we do and have established reputations for success in the development, licensing, and sale of their products and technology. Additionally, future technologies or products could render our technology obsolete or less marketable. As a result of our limited resources, significant competition and the nature of the markets for our technology, we may not be able to compete successfully.

WE HAVE LIMITED MARKETING CAPABILITIES AND WILL BE DEPENDENT UPON ARRANGEMENTS WITH THIRD-PARTY SOLUTION PROVIDERS TO MARKET AND DISTRIBUTE OUR TECHNOLOGY.

     We have limited marketing experience, as well as limited financial, personnel and other resources, to undertake extensive marketing activities. As a result, we rely to a large extent on arrangements with third party solution providers for the marketing and distribution of our technology. We have only recently entered into marketing arrangements with a limited number of third-party solution providers and other strategic partners and, accordingly, have not developed any meaningful sales through any of these marketing arrangements. Our prospects will depend on our ability to develop and maintain strategic relationships with additional solution providers and upon the marketing and distribution efforts of these solution providers. Additionally, the time and resources devoted to these activities generally will be contributed to and controlled by these third parties and not by us. A decline in the financial prospects of a third-party solution provider or other strategic partner with whom we develop a significant marketing relationship could adversely affect our sales efforts.

THE MAJORITY OF OUR RESEARCH AND DEVELOPMENT ACTIVITIES ARE CONDUCTED IN ISRAEL, WHICH MAY BE SUBJECT TO ECONOMIC, MILITARY AND POLITICAL INSTABILITY.

     Our principal research and development facility is located in Beer Sheva, Israel. We are, therefore, directly influenced by the economic, political and military conditions in Israel and the Middle East. Any major hostilities involving Israel, the interruption or curtailment of trade between Israel and its trading partners or a significant downturn in the economic or financial condition of Israel could have a material adverse effect on our operations.

WE ARE THE SUBJECT OF A PATENT INFRINGEMENT CLAIM BY A THIRD PARTY.

     In November 2001, Datastrip International Limited, an Ireland company, filed a complaint in the United States District Court for the Northern District of Georgia against us alleging patent infringement. In addition to preliminary and permanent injunctions sought by Datastrip from further alleged infringement of its patent, Datastrip seeks an unstated amount of monetary damages equal to three times the amount the court would deem sufficient to compensate Datastrip for the alleged infringement. Since this lawsuit is in an early stage, we cannot predict the outcome and cannot assure you that it will be resolved in our favor or that an outcome of any further litigation or settlement would not have a material adverse effect on our operations or financial condition.

MOST OF OUR SHARES OF COMMON STOCK ARE CURRENTLY ELIGIBLE FOR SALE AND COULD BE SOLD IN THE MARKET IN THE NEAR FUTURE, WHICH COULD DEPRESS OUR STOCK PRICE.

     We currently have 20,345,924 shares of common stock outstanding, 12,358,920 of which are currently freely tradeable without restriction under the Securities Act of 1933. Of the remaining 7,987,004 shares outstanding, 2,412,004 shares have been previously registered for resale and 4,000,000 shares are registered for resale under this prospectus. The balance of shares outstanding are restricted securities, however, substantially all of these restricted securities have been held for more than two years and are available for resale pursuant to Rule 144 promulgated under the Securities Act.

     The sale of a significant number of shares of common stock could adversely affect the market price of our common stock. Moreover, as these shares are sold, the market price could drop significantly if the holders of these restricted shares sell them or if the market perceives that the holders intend to sell these shares.

THE SIGNIFICANT NUMBER OF OUTSTANDING OPTIONS AND WARRANTS COULD DEPRESS THE MARKET PRICE OF OUR COMMON STOCK AND COULD INTERFERE WITH OUR ABILITY TO RAISE CAPITAL.

     We currently have outstanding options and warrants to purchase an aggregate of 5,599,474 shares of our common stock, at exercise prices ranging from $.75 to $3.50 per share. To the extent that the outstanding options and warrants are exercised, dilution to the percentage of ownership of our stockholders will occur and any sales in the public market of our common stock underlying those options and warrants may adversely affect prevailing market prices for our common stock. Moreover, the terms upon which we will be able to obtain additional equity capital may be adversely affected since the holders of outstanding options and warrants can be expected to exercise them when we would, in all likelihood, be able to obtain any needed capital on terms more favorable to us than those provided in the outstanding options and warrants.

OUR COMMON STOCK IS SUBJECT TO THE SEC'S PENNY STOCK RULES WHICH CAN EFFECT THE MARKET LIQUIDITY AND THE ABILITY OF PURCHASERS TO SELL OUR COMMON STOCK.

     At any time while our common stock is not listed on the Nasdaq National or SmallCap markets or a national securities exchange and the trading price of our common stock is below $5.00 per share, trading in our common stock will be subject to the SEC's penny stock rules, which severely limit the market liquidity of our common stock and the ability of purchasers to sell their shares. As a result, a purchaser of our common stock could find it more difficult to dispose of, or obtain accurate quotations as to the market value of our common stock.

                           FORWARD-LOOKING STATEMENTS

     All statements other than statements of historical fact included in this prospectus, including without limitation, statements regarding our expectations of future sales revenue, financial position, business strategy, projected costs and plans, objectives of our management for future operations and financial data, are forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "propose," "expect," "intend," "estimate," "anticipate," "believe," or "continue" or the negative thereof or variations thereon or similar terminology. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot assure you that such expectations will prove to have been correct. These statements involve certain known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to be materially different from our expectations. Important factors that could cause actual results to differ materially from our expectations are disclosed under "Risk Factors" and elsewhere in this prospectus, including without limitation, in conjunction with the forward-looking statements included in this prospectus. Also, subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.

     You should rely only on the information contained in this prospectus. We have not, nor has the selling stockholder, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, nor is the selling stockholder, making any offer to sell these securities in any jurisdiction where the offer and sale is not permitted. You should assume that the information appearing in this prospectus is only accurate as of the date on the front of this prospectus. Our business, financial condition, results of operation and prospects may have changed since that date.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale by the selling stockholder of any of its shares of common stock, which shares may be sold in accordance with this prospectus. We have agreed to bear the expenses in connection with registration of the common stock being offered by the selling stockholder under this prospectus.

                MARKET PRICE OF AND DIVIDENDS ON OUR COMMON STOCK

     Our common stock has been quoted on the OTC Bulletin Board under the symbol "ITAC.OB" since August 19, 1999. From May 28, 1998 to August 19, 1999, our common stock was quoted on the OTC Bulletin Board under the symbol "ZFAX.OB." The following table shows the high and low bid prices of our common stock as reported by the OTC Bulletin Board for the fiscal years ended December 31, 2000 and 2001 and for the first quarter of fiscal 2002 through February 6, 2002:

                                                                HIGH        LOW
                                                                ----        ---

2000
    First Quarter ..........................................    6.25        2.25
    Second Quarter .........................................    4.88        2.38
    Third Quarter ..........................................    4.31        4.00
    Fourth Quarter .........................................    3.75         .78

2001
    First Quarter ..........................................    1.38         .30
    Second Quarter .........................................     .58         .13
    Third Quarter ..........................................     .28         .14
    Fourth Quarter .........................................     .62         .09

2002
    First Quarter (through February 6, 2002) ...............     .40         .11

     The OTC Bulletin Board is a more limited trading market than the Nasdaq SmallCap or Nasdaq National Markets, and timely, accurate quotations of the price of our common stock may not always be available. You may expect trading volume to be low in such a market. Consequently, the activity of only a few shares may affect the market and may result in wide swings in price and in volume. Additionally, the foregoing quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual retail transactions.

     The trading price of our common stock may be highly volatile as a result of factors specific to us or applicable to our market and industry in general. These factors, include:

     o variations in our annual or quarterly financial results or those of our competitors;

     o changes by financial research analysts in their recommendations or estimates of our earnings;

     o conditions in the economy in general or in the information technology service sector in particular; and

     o announcements or technological innovations or new products by us or our competitors.

     In addition, the stock market, particularly the Nasdaq SmallCap Market and the OTC Bulletin Board, has recently been subject to extreme price and volume fluctuations. This volatility has significantly affected the market prices of securities issued by many companies for reasons unrelated to the operating performance of these companies. In the past, following periods of volatility in the market price of a company's securities, some companies have been sued by their stockholders. If we were sued, it could result in substantial costs and a diversion of management's attention and resources, which could adversely affect our business.

     On February 6, 2002, the last reported sale price of our common stock on the OTC Bulletin Board was $.25 per share. As of February 6, 2002, there were approximately 78 record owners of our common stock. We believe that there are many beneficial owners of our common stock whose shares are held in "street name".

     We have never declared and do not anticipate declaring or paying any dividends on our common stock in the near future. We intend to retain future earnings, if any, that may be generated from our operations to finance our future operations and any possible expansion. Any decision as to the future payment of dividends will depend on our results of operations and financial position and such other factors as our board of directors in its discretion deems relevant.

                             SELECTED FINANCIAL DATA

     The following selected financial data are qualified in their entirety by reference to, and you should read them in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of this prospectus and the audited consolidated financial statements and notes to those financial statements included in and made part of this prospectus. We have derived the balance sheet and statement of operations data at and for the years ended December 31, 1996 and 1997 and the balance sheet data as of December 31, 1998 from our audited consolidated financial statements which are not included in this prospectus and we have derived the statement of operations data for the years ended December 31, 1998, 1999 and 2000 and the balance sheet data as of December 31, 1999 and 2000 from our audited consolidated financial statements included in and made part of this prospectus. We have derived the statement of operations data for the nine months ended September 30, 2000 and 2001 and the balance sheet data as of September 30, 2001 from the unaudited consolidated financial statements included in and made part of this prospectus. Results of operations for the period ending September 30, 2001 are not necessarily indicative of results which we will obtain for our fiscal year ending December 31, 2001.

STATEMENT OF OPERATIONS DATA:                                                                               NINE MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,                                   SEPTEMBER 30,
                             -----------------------------------------------------------------------    --------------------------

                                 1996           1997           1998           1999           2000           2000           2001
                                 ----           ----           ----           ----           ----           ----           ----
                                                                                                                (UNAUDITED)
                                                                                                                -----------
Revenues .................   $ 1,019,600    $   894,900    $   137,800    $   137,400    $   794,500    $   694,700    $   125,800
Operating expenses:
  Cost of revenues .......       514,100        357,500        336,300         90,500        417,500        222,100         24,100
  Research and development       331,900        343,200        903,500      1,047,400      1,133,000        820,300        950,000
  Sales and marketing ....       526,800        297,000        113,100        113,200      1,182,100        844,600        637,400
  General and
  administrative .........     1,605,200      1,353,100      1,699,400      2,619,800      2,306,500      1,567,300      1,304,900
                             -----------    -----------    -----------    -----------    -----------    -----------    -----------

  Total operating expenses     2,978,000      2,350,800      3,052,300      3,870,900      5,039,100      3,454,300      2,916,400
                             -----------    -----------    -----------    -----------    -----------    -----------    -----------

Loss from operations .....    (1,958,400)    (1,455,900)    (2,914,500)    (3,733,500)    (4,244,600)    (2,759,600)    (2,790,600)
Interest income (expense)       (578,700)      (755,300)      (210,000)        95,300       (298,900)      (245,900)        79,200
Taxes and other ..........         7,300         11,500        (21,300)        20,600         (7,700)          (900)       (11,300)
                             -----------    -----------    -----------    -----------    -----------    -----------    -----------

Net loss .................   $(2,529,800)   $(2,199,700)   $(3,145,800)   $(3,617,600)   $(4,551,200)   $(3,006,400)   $(2,722,700)
                             ===========    ===========    ===========    ===========    ===========    ===========    ===========

Basic and diluted net loss
  per common share .......   $      (.22)   $      (.19)   $      (.19)   $      (.20)   $     (0.25)   $     (0.17)   $     (0.13)
                             ===========    ===========    ===========    ===========    ===========    ===========    ===========

Basic and diluted weighted
  Average Common Stock
  Outstanding ............    11,486,000     11,486,000     16,701,583     17,790,000     18,483,179     17,909,000     20,345,924
                             ===========    ===========    ===========    ===========    ===========    ===========    ===========

BALANCE SHEET DATA:
                                                                 DECEMBER 31,                                  SEPTEMBER 30, 2001
                                  ---------------------------------------------------------------------------- ------------------
                                                                                                                  (UNAUDITED)
                                          1996            1997            1998            1999            2000
                                          ----            ----            ----            ----            ----
Cash and cash equivalents ....    $     58,000    $    169,100    $  3,047,100    $    917,400    $  3,904,500    $  1,313,400

Working capital (deficit) ....      (5,773,200)     (9,693,400)      1,924,200         574,100       3,641,500       1,107,200
Total assets .................         545,500       1,151,800       3,760,700       1,570,900       4,260,500       1,687,500
Long-term obligations ........       2,015,900               0               0               0               0               0
Total stockholders' equity
  (deficit) ..................      (5,677,800)     (9,407,800)      2,268,600         841,500       3,865,200       1,316,600

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     We are engaged in the development and marketing of software products based on our INTACTA.CODE technology which provides solutions and applications for the secure storage and bi-directional transmission of data in digital and non-digital media.

     Our revenues were $137,800 for fiscal 1998, $137,400 for fiscal 1999, $794,500 for fiscal 2000 and $125,800 for the nine months ended September 30, 2001.

     Our revenues in fiscal 1998 and 1999 reflect the transition of our business from the production and sale of facsimile storage and retrieval products to development of software products based upon our core technology. Revenues from the licensing of our technology increased by approximately 51% during fiscal 1999 to $73,400, representing approximately 53.4% of our total revenues for fiscal 1999. The remainder of our revenues for each of fiscal 1998 and 1999 were derived from the sale from our inventory of products and component parts relating to our discontinued facsimile-based business.

     Through the second quarter of fiscal 2000, primarily as a result of our limited financial resources and personnel available for marketing activities, we made limited progress in establishing further licensing arrangements for our technology. The majority of our revenues during this time were generated primarily from a consulting arrangement and the sale of discontinued hardware products. This consulting project was a one-time service performed for one of our clients and was completed during the second quarter of fiscal 2000. Consulting fees from this project accounted for approximately 42% of our total revenues for fiscal 2000. While we may perform certain consulting, maintenance and other support services for prospective customers that license our technology or software products, for which we anticipate generating additional fees, we do not anticipate any meaningful portion of our revenues in the future to be derived from these consulting and related services. Beginning in the second quarter of fiscal 2000, as a result of increased resources and a shift of personnel to marketing activities, we entered into two licensing arrangements for our technology with third-party enterprises. For fiscal 2000, our licensing revenues were $94,000. Although this represented an increase of approximately 28% from fiscal 1999, licensing revenues accounted for only approximately 12% of our total revenues in fiscal 2000. Sales of certain test platforms constructed principally from component parts from our discontinued facsimile business, the production and sale of which has since been discontinued, together with sales of other products from our inventory of discontinued facsimile business, accounted in the aggregate for approximately 46% of our total revenues for fiscal 2000.

     As a result of our continuing shift in business strategy toward licensing of our technology and software applications combined with the depletion of the remaining inventory of hardware and other non-proprietary computer processing equipment from our discontinued facsimile business, our sales of products and components decreased to $94,000 for the nine months ended September 30, 2001, representing an approximate 66.8% decrease from the prior comparable period. Further, as a result of reduced marketing resources resulting in our inability obtain additional customers for our Developer's Edition and Enterprise Edition SDK products as well as extended sales cycles for implementation of our technology and related products to existing customers, royalties from licensing arrangements deceased to $31,400 for the nine months ended September 30, 2001, representing an approximate 61.3% decrease in such revenues from the prior comparable period.

     In March 2001, we launched a suite of INTACTA.CODE software development kits, or SDK's, for integration by software developers in applications requiring secure transmission and storage of compressed data, and, in October 2001, we launched a suite of data communications software products addressing security features in connection with new privacy requirements under HIPAA. Although the release of our SDK products generated increased activity to our web site and initiated downloads of our INTACTA.CODE Trial Version SDK, we have not yet received any meaningful revenues from this product line or from our data communications software products addressing HIPAA regulations.

     Our sales cycle for the licensing of our technology and related software products which commences at the time a prospective customer demonstrates an interest in licensing the technology or product and ends upon the delivery and installation of the technology or product will vary depending upon the customer and the product sought to be licensed. Sales of products such as the INTACTA.CODE SDK Developer's Edition and the INTACTA Express-Healthcare Edition may have shorter sales cycles resulting from their specific utilities whereas sales cycles for products such as INTACTA.CODE SDK Enterprise Edition and INTACTA Bridgeway-Healthcare Edition could extend for periods of nine months or more, depending on the time required by the customer to evaluate the utility of the product to its operations.

     Our independent auditors have included an explanatory paragraph in their report on our financial statements for each of the three years in the period ended December 31, 2000, stating that recurring losses from operations and an accumulated deficit at December 31, 2000 of $22,222,400 raise substantial doubt our ability to continue as a going concern. Our accumulated deficit as of September 30, 2001 was $24,945,100.

RESULTS OF OPERATIONS

Nine months ended September 30, 2001 as compared to the nine months ended September 30, 2000

     Revenues. Revenues decreased by $568,900 or 81.9% to $125,800 for the nine months ended September 30, 2001, from $694,700 for the nine months ended September 30, 2000. This decrease was primarily attributable to (i) consulting revenue in the nine months ended September 20, 2000 of $329,300 from a one-time consulting project completed in the second quarter of fiscal 2000, (ii) reduced royalty revenues from existing licensing arrangements from $81,100 to $31,400 and (iii) more limited sales of products and components from our discontinued facsimile-based business.

     Cost of products and components. Cost of products and components was $24,100 for the nine months ended September 30, 2001, a decrease of $84,100, or 77.7%, compared to $108,200 of such costs for the nine months ended September 30, 2000. The decrease in such costs was primarily attributable to the corresponding reduction in sales of discontinued products and components.

     Consulting fees expense. We did not incur any consulting fees expense for the nine months ended September 30, 2001, compared to $113,900 of such consulting fees expense for the nine months ended September 30, 2000 resulting from the consulting project we performed in the second quarter of fiscal 2000.

     Research and development expenses. Research and development expenses increased by $129,700 or 15.8% to $950,000 for the nine months ended September 30, 2001, from $820,300 for the nine months ended September 30, 2000. The increase was primarily attributable to the reclassification of $108,900 of these costs as consulting fees expense and, to a lesser extent, from personnel, office and other support facility costs related to research and development at our Atlanta headquarters and additional research and development support at our Israel facility in connection with the development of our new SDK and data communications software products. This increase was partially offset by a decrease in non-cash charges to $141,900 for the first nine months of fiscal 2001 from $271,200 for the first nine months of fiscal

2000, to account for options previously granted below fair market value as compensation to employees and consultants.

     Sales and marketing expenses. Sales and marketing expenses decreased by $207,200 or 24.5%, to $637,400 for the nine months ended September 30, 2001, from $844,600 for the nine months ended September 30, 2000. The decrease was primarily attributable to the reduction of expenses related to marketing materials, as well as consultants and other outside services, and the reduction in non-cash charges to $5,900 for the first nine months of fiscal 2001 from $61,800 for the first nine months of fiscal 2000, to account for options previously granted below fair market value as compensation to employees and consultants.

     General and administrative expenses. General and administrative expenses decreased by $262,400 or 16.7% to $1,304,900 for the nine months ended September 30, 2001, from $1,567,300 for the nine months ended September 30, 2000. This decrease was attributable to the reduction in non-cash charges to $26,300 for the first nine months of fiscal 2001 from $534,500 for the first nine months of fiscal 2000 to account for options previously granted below fair market value as compensation to employees and consultants. The foregoing decrease in expenses was partially offset by (i) additional salaries and costs related to an increase in our administrative staff, and (ii) third-party consulting and professional fees in connection with business strategy development and management and operation of our business.

     Interest income (expense), net. Net interest income was $79,200 for the nine months ended September 30, 2001 compared to ($245,900) of net interest expense for the nine months ended September 30, 2000. The net increase was primarily the result of interest earned during fiscal 2001 on cash balances resulting from funds received from our October 2000 private placement, as compared to interest expense related to debt incurred in our May and June 2000 bridge loan financing and accretion of related warrants recognized during fiscal 2000.

     Net loss. As a result, our net loss decreased by $283,700 or 9.4 % to $2,722,700, or $(0.13) per share, for the nine months ended September 30, 2001, as compared to our net loss of $3,006,400, or $(0.17) per share, for the nine months ended September 30, 2000.

Year ended December 31, 2000 compared to year ended December 31, 1999

     Revenues. Our revenues increased by $657,100 or 478.2% to $794,500 for the year ended December 31, 2000, from $137,400 for the year ended December 31, 1999. This increase was primarily attributable to (i) consulting fees which we earned in our second quarter of fiscal 2000 relating to a custom programming project performed for an existing client, and (ii) sales of products and components which increased by approximately 468% from the prior comparable period primarily resulting from the sale of software development test platforms and surplus memory chip inventory. In addition, revenues from licensing arrangements increased by 28.1% to $94,000 for the year ended December 31, 2000 from $73,400 for the prior comparable period.

     Cost of products and components. Cost of products and components was $303,600 for the year ended December 31, 2000, representing an increase of $213,100 or 235.5% compared to $90,500 of such costs for the year ended December 31, 1999. The increase in such costs was attributable to (i) purchase costs of components consumed in the manufacture of test platforms sold, (ii) sales of surplus non-proprietary computer processing chips held in inventory and sold in the first quarter of 2000, and (iii) a write-off of obsolete inventory related to discontinued hardware products.

     Consulting fees expense: We incurred consulting fees expense of $113,900 for the year ended December 31, 2000, resulting from a consulting project we performed in the second quarter of fiscal 2000. We did not incur any of such costs for the year ended December 31, 1999.

     Research and development expenses. Research and development expenses increased by $85,600 or 8.2% to $1,133,000 for the year ended December 31, 2000, from $1,047,400 for the year ended December 31, 1999. The increase was attributable to (i) an increase in material costs consumed in operations as well as an increase in personnel and related office and other support facility costs related to research and development, and (ii), an increase in non-cash charges to $361,600 for fiscal 2000 from $222,400 for 1999 to account for options previously granted below fair market value as compensation to employees and consultants. This increase was partially offset by the reclassification of $108,900 of such costs as consulting fees expense.

     Sales and marketing expenses. Sales and marketing expenses increased by $1,068,900 or 944.3% to $1,182,100 for the year ended December 31, 2000, from
$113,200 for the year ended December 31, 1999. The increase in sales and marketing expenses was primarily attributable to (i) increased salaries and related costs resulting from the hiring of new personnel in connection with our decision to renew the focus on marketing our Intacta technology, (ii) costs for the development of marketing materials and related market research, and (iii) a non-cash charge of $69,600 for fiscal 2000 to account for options previously granted below fair-market value as compensation to certain employees and consultants. No similar charge was required for fiscal 1999.

     General and administrative expenses. General and administrative expenses decreased by $313,300 or $12.0% to $2,306,500 for the year ended December 31, 2000, from $2,619,800 for the year ended December 31, 1999. The decrease in general and administrative expenses was attributable to the reduction of the non-cash stock option charge to $571,500 for fiscal 2000 from $1,016,000 for fiscal 1999, partially offset by administrative costs associated with our bridge loan financing and private placement during 2000.

     Interest income (expense), net. Net interest expense was $(298,900) for the year ended December 31, 2000 compared to $95,300 of net interest income for the year ended December 31, 1999, primarily as a result of the short-term debt incurred in the second and third quarters of 2000 in connection with our bridge financing.

     Net loss. As a result, our net loss increased by $933,600 or 25.8 % to $4,551,200, or $(0.25) per share, for the year ended December 31, 2000, as compared to a net loss of $3,617,600, or $(0.20) per share, for the year ended December 31, 1999.

Year ended December 31, 1999 compared to year ended December 31, 1998

     Revenues. Our revenues were relatively unchanged at $137,400 for the year ended December 31, 1999, compared to $137,800 for the year ended December 31, 1998. Sales of products and components decreased by 28.3% to $64,000 for the year ended December 31, 1999 compared to $89,300 for the year ended December 31, 1998. The decrease in product and component sales was primarily attributable to our discontinuing sales and marketing efforts of our two facsimile based products in the early part of fiscal 1998. This reduction was partially offset by sales of excess non-proprietary computer processing chips from our inventory. Revenues from licensing arrangements, however, increased by 51.3% to $73,400 for the year ended December 31, 1999, compared to $48,500 for the year ended December 31, 1998. This increase was attributable to increased royalties from a licensing arrangement with a software developer for our technology.

     Cost of products and components. Cost of products and components decreased by $245,800 or 73.1% to $90,500 for the year ended December 31, 1999, compared to $336,300 for the year ended December 31, 1998. This decrease was primarily attributable to reduced product costs and certain inventory write-offs resulting from our discontinuing sales of our facsimile based products in 1998.

     Research and development expenses. Research and development expenses increased by $143,900 or 15.9% to $1,047,400 for the year ended December 31, 1999, compared to $903,500 for the year ended December 31, 1998. The increase in expenses was primarily attributable to an increase in non-cash charges to $222,400 for fiscal 1999 from $129,700 for fiscal 1998 to account for options previously granted below fair market value as compensation to employees and consultants.

     Sales and marketing expenses. Sales and marketing expenses remained nearly unchanged at $113,200 for the year ended December 31, 1999, compared to $113,100 for the year ended December 31, 1998. We had substantially reduced our sales and marketing staff in early 1998 in connection with our discontinuing sales of our facsimile based products and our focusing on development of new product applications for our technology. The majority of our sales and marketing costs for each of 1999 and 1998 were from third party design and marketing companies we retained to assist us in developing our business strategy and launching new products.

     General and administrative expenses. General and administrative expenses increased by $920,400 or 54.2% to $2,619,800 for the year ended December 31, 1999, compared to $1,699,400 for the year ended December 31, 1998. This increase was attributable to (i) additional salaries and costs related to an increased administrative staff; (ii) third party consulting and professional fees in connection with business strategy development and management and operation of our business; and (iii) an increase in non-cash charges to $1,016,000 for fiscal 1999 from $632,100 for fiscal 1998 to account for options previously granted below fair-market value as compensation to several employees.

     Interest income (expense), net. We had net interest income of $95,300 for the year ended December 31, 1999 primarily from interest on funds received in connection with a private placement of our securities in December 1998. We had net interest expense of $(210,000) for the year ended December 31, 1998, primarily from advances from the parent company of the subsidiaries we acquired in May 1998, which advances were extinguished prior to our acquisition of these subsidiaries in May 1998.

     Net loss. As a result, our net loss increased by 15.0% to $3,617,600 or $(0.20) per share for the year ended December 31, 1999, compared to a net loss of $3,145,800 or $(0.19) per share for the year ended December 31, 1998.

LIQUIDITY AND CAPITAL RESOURCES

     Since  inception,   we  have  financed  our  operating  costs  and  capital
requirements primarily through:

     o    the private sale of our capital stock to various parties;

     o non-interest-bearing loans from Valor Invest Limited, an affiliate of our Chairman of the Board, substantially all of which was subsequently repaid or converted into equity; and

     o    cash acquired in connection with the acquisition of our subsidiaries.

     In April and May 1998, we sold, in two private placements, an aggregate of 150,000 shares of our common stock at a price of $3.00 per share, for aggregate gross proceeds of $450,000.

     In December 1998, we sold, in a private placement, 1,000,000 shares of our common stock at a price per share of $4.00 for gross proceeds of $4,000,000.

     From December 1997 through December 31, 1998, Valor made several non-interest-bearing loans to us in the aggregate amount of $2,172,000. During the first six months of 1999, we repaid $1,131,000 of these loans. In June 1999, we converted $952,000 of these loans into 238,000 shares of our common stock at the rate of $4.00 per share. At December 31, 1999, a balance of $89,000 of loans from Valor remained outstanding.

     During the first half of 2000, Valor made an additional $704,500 of non-interest-bearing loans to us, of which we subsequently repaid $312,000. In May 2000, Valor converted $250,000 of the unpaid balance of these loans into 2.5 units identical to the units offered by us in our bridge financing described immediately below. Valor also agreed to subordinate the balance of its loans to us to our repayment of the bridge notes issued in our bridge financing. As discussed below, Valor converted the principal amount of the notes included in the units it acquired in May 2000 as well as a substantial portion of its subordinated loans into units offered in our October 2000 private placement.

     In May and June 2000, we completed a bridge financing, in which we issued 25 units, each unit consisting of a $100,000 principal amount bridge note and bridge warrants to purchase 25,000 shares of common stock at an exercise price of $3.50 per share, for aggregate gross proceeds of $2,500,000.

     In October 2000, we completed a private placement in which we issued an aggregate of 2,333,310 units consisting of one share of our common stock and one warrant to purchase one share of our common stock at an exercise price of $3.50, for aggregate gross proceeds of $7,000,000. Approximately $2,267,000 of the gross proceeds received in the private placement represented the conversion of the principal and accrued interest of a majority of the outstanding bridge notes into units in the private placement. A portion of the proceeds of the private placement was used to repay the principal and accrued interest on the balance of outstanding bridge notes not converted into units in the private placement. After deduction of cash commissions and related expenses as well as the conversion of the bridge notes, we received approximately $3,522,000 in net proceeds from the private placement. In connection with the private placement, Valor converted the principal amount of its notes into units in the private placement. Valor also converted a substantial portion of its outstanding subordinated loans into units in the private placement.

     At September 30, 2001 we had $1,313,400 in cash and cash equivalents, the majority of which represented the balance of proceeds remaining from our October 2000 private placement. At September 30, 2001, we had working capital of $1,107,200 as compared to working capital of $3,641,500 at December 31, 2000.

     Cash used in operating activities for the nine months ended September 30, 2001 was $2,539,600, primarily consisting of our net loss and an increase of $106,600 in other current assets and partially offset by $174,100 of non-cash compensation expense, a decrease in accounts receivable of $57,000 and an increase in accounts payable of $89,100. Cash used in investing activities was $51,500. As a result, we had a net decrease of $2,591,100 in cash and cash equivalents during the six months ended September 30, 2001.

     Cash used in operating activities for the nine months ended September 30, 2000 was $1,952,900, primarily consisting of our net loss of $3,006,400 and a decrease in accounts payable and accrued expenses of an aggregate of $139,900, which was partially offset by $1,074,600 of non-cash compensation expense and accretion of warrants and a decrease in inventory of $53,200. Cash used in investing activities was $54,700. Cash provided by financing activities was $2,802,100 representing the proceeds from our bridge financing in May and June 2000 and the net of non-interest bearing loans from Valor. As a result, we had a net increase in cash and cash equivalents of $794,500 during the nine months ended September 30, 2000.

     Cash used in operating activities for the year ended December 31, 2000 was $3,158,600, primarily consisting of our net loss and a decrease of $411,000 in accounts payable, partially offset by $1,002,700 of non-cash compensation expense, and the interest accretion of common stock warrants related to our bridge financing of $276,200, and the write-off of obsolete inventory related to facsimile-based products of $222,900. Cash used in investing activities was $61,300. Cash provided by financing activities was $6,207,000 primarily as a result of net proceeds received in our bridge financing in May and June 2000 and our private placement in October 2000. As a result, we had a net increase of $2,987,100 in cash and cash equivalents during the year ended December 31, 2000.

     Cash used in operating activities for the year ended December 31, 1999 was $1,816,000, primarily consisting of our net loss, which was partially offset by $1,238,400 of non-cash compensation expense and an increase of approximately $468,800 in accounts payable. Cash used in investing activities was $33,800 and cash used in financing activities was $279,900. As a result, we had a net decrease in cash and cash equivalents of $2,129,700 during the year ended December 31, 1999.

     Cash used in operating activities for the year ended December 31, 1998 was $2,324,700 primarily consisting of our net loss, which was partially offset by non-cash compensation expense of $668,800 and as a result of the write-off of inventory and other assets related to our discontinuing sales of our facsimile-based products of $289,100. Cash provided by investing activities was $1,224,800 resulting from cash acquired in connection with the acquisition of our subsidiaries in May 1998. Cash provided by financing activities was $3,977,900 primarily as a result of net proceeds received in our private placement of securities in December 1998. As a result, we had a net increase of $2,878,000 in cash and cash equivalents during the year ended December 31, 1998.

     Other than the leases for our offices and research facilities in Atlanta, Georgia and Beer Sheva, Israel, and certain computer equipment relating to our research and development activities, we do not have any material capital obligations and we do not anticipate making any material capital expenditures in the immediate future. Our aggregate minimum commitments under our existing operating leases for fiscal 2002, 2003 and 2004 are $153,000, $153,300 and $144,500, respectively. Additionally, we do not carry any material short or long term debt or other financing commitments. As a result, the majority of our business costs are the direct result of our operating costs including personnel expenses, such as payroll, and other facility maintenance and overhead expenses.

     We are not currently generating sufficient revenues from our operations to fund our operating costs and expenses. We have incurred losses to date resulting in an accumulated deficit as of September 30, 2001 of $24,945,100. We anticipate losses to continue. Since September 30, 2001 we have reduced our personnel by approximately 30% and we have recently instituted a firm-wide reduction of salaries by 20%. As of November 30, 2001, we had cash and cash equivalents of approximately $840,000. Based upon our recent cost-reduction efforts, management estimates that cash and cash equivalents will be sufficient to fund our operating activities and capital requirements through the end of our first quarter of 2002. Unanticipated changes in economic conditions or other unforeseen circumstances may cause us to expend our cash and cash equivalents in a shorter period of time.

     In addition to our cost-reduction efforts, we have engaged in, or are currently engaging in, the following activities in an effort to increase revenues and obtain financing to supplement our cash and cash equivalents in order to meet our operating costs over the next 12 months:

     o Conducting a marketing program involving several pilot sites in which we have installed our data communications software products for application solutions under HIPAA's privacy regulations. We anticipate that we will begin to generate revenues from one or more of these sites in the first quarter of fiscal 2002;

     o Developing a qualified value-added reseller program for our INTACTA Bridgeway product;

     o Seeking to establish additional business alliances for the integration of our technology into firmware products in the area of secure data storage, transmission and retrieval, and obtaining financing from these business alliances.

     Our ability to continue as a going concern is substantially dependent upon our ability to obtain additional financing or generate increased revenues to support our current operating activities as well as research and development and marketing of our new products. At this time we do not have any current arrangements with respect to other potential sources of additional financing and cannot assure you that additional financing will be available to us on commercially reasonable terms or at all. If we are unable to increase our revenue from existing sources, develop revenues from those potential sources listed above or obtain additional financing over the next few months and as subsequently needed, we may be required to curtail or cease operations.

INFLATION

     We do not believe that inflation has had a material impact on revenues or expenses during our last three fiscal years.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

     In October 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards, SFAS, No. 144, "Accounting for Impairment of Disposal of Long-Lived Assets." SFAS No. 144 supersedes SFAS No. 221, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of," and addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement is effective for fiscal years beginning after December 15, 2001. We do not expect the adoption of SFAS No. 144 to have a material impact on our financial statements.

     In June 2001, the Financial Accounting Standards Board finalized issued SFAS No. 141, Business Combinations and No. 142, Goodwill and Other Intangible Assets. SFAS 141 requires the use of the purchase method of accounting and prohibits the use of the pooling-of-interests method of accounting for business combinations initiated after June 30, 2001. SFAS 141 also requires that companies recognize acquired intangible assets apart from goodwill if the acquired intangible assets meet certain criteria. SFAS 141 applies to all business combinations initiated after June 30, 2001 and for purchase business combinations completed on or after July 1, 2001. It also requires, upon adoption of SFAS 142, that companies reclassify the carrying amounts of intangible assets and goodwill based on the criteria in SFAS 141.

     SFAS 142 requires, among other things, that companies no longer amortize goodwill, but instead test goodwill for impairment at least annually. In addition, SFAS 142 requires that companies identify reporting units for the purpose of assessing potential future impairments of goodwill, reassess the useful lives of other existing recognized intangible assets, and cease amortization of intangible assets with an indefinite useful life. An intangible asset with an indefinite useful life should be tested for impairment in accordance with the guidance in SFAS 142. SFAS 142 is required to be applied in fiscal years beginning after December 15, 2001 to all goodwill and other intangible assets recognized at that date, regardless of when those assets were initially recognized. SFAS 142 requires companies to complete a transitional goodwill impairment test six months from the date of adoption. Companies are also required to reassess the useful lives of other intangible assets within the first interim quarter after adoption of SFAS 142. The adoption of SFAS No. 141 and SFAS No. 142 is not expected to have a material effect on Intacta's financial position, results of operations and cash flows in 2002 and subsequent years.

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments imbedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement also requires that changes in the derivative's fair value be recognized in earnings unless specific hedge accounting criteria are met. SFAS No. 137 delayed the effective date of SFAS No. 133 to fiscal years beginning after June 15, 2000. SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, Amendment of SFAS No. 133, liberalized the application of SFAS No. 133 in a number of areas. The adoption of SFAS No. 133 did not have a material impact on our consolidated financial position or results of operations.

     The Financial Accounting Standards Board issued Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation, an Interpretation of APB Opinion No. 25 which became effective on July 1, 2000. Interpretation No. 44 clarifies (a) the definition of employee for purposes of applying Opinion No. 25, (b) the criteria for determining whether a stock compensation plan qualifies as a noncompensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. Adoption of the provisions of Interpretation No. 44 did not have a significant impact on Intacta's financial statements.

     We believe that we are in compliance with Staff Accounting Bulletin No. 101, Revenue Recognition, which outlines the basic criteria that must be met to recognize revenue and provides guidance for presentation of revenue and for disclosure related to revenue recognition policies in financial statements filed with the Securities and Exchange Commission.

                                    BUSINESS

OVERVIEW

     We are a developer and marketer of software products based on our patented technology that, through its unique combination of compression, encoding and error correction processes, transforms any data format ranging from text, graphic, audio or video from a binary file into INTACTA.CODE, which is language transparent and platform independent. We believe that our technology provides solutions and applications that enable enterprises to bridge their communications and management information systems across digital and non-digital media, by providing the secure bi-directional transmission and subsequent recovery and storage of data.

INDUSTRY

     Today's computer-based business environment has accelerated the transition of enterprises from the historical paper-based business model to a digital model, allowing these enterprises to manage, authenticate, archive and transmit data electronically. This rapid transition, however, has heightened the need for establishing and maintaining the privacy, security and control of data which is stored and transmitted across a wide range of evolving and legacy digital communications and information management systems.

     A report by IDC, a leading provider of technology industry analysis and market data to builders, providers and users of information technology, forecasts that the worldwide market for encryption software will grow from approximately $184 million in 2000 to approximately $365 million in 2005. The report by IDC also indicates the following key market trends that are expected to provide enhanced revenue opportunities for software developers who deliver encryption and security related technologies:

     o Security. As the reliance upon the digital medium for the storage and transmission of data continues to grow, businesses, professionals and individual consumers utilizing this medium are becoming increasingly sensitive to unauthorized access and use of proprietary or personal information. Enterprises are particularly seeking increased security in the following areas:

          -    "data at rest" and other stored data protection,  for information
               such  as  credit  care  numbers,   addresses,   social   security
               information; and

          - copyright protection, from unauthorized access to and subsequent use of copyrighted materials.

     o    Privacy  and  government   regulation.   Newly  introduced  government
          regulations such as the Health Insurance Portability and Accountability Act and the Gramm-Leach-Bliley Financial Modernization Act are requiring improved security and privacy protection for the storage and transmission of certain information.

     o Wireless initiatives. The number of mobile computing devices that can access the Web continues to increase, extending traditional enterprise tiers for maintaining and communicating data utilizing wireless technologies. Revenues from developer toolkits in the encryption area are expected to increase as companies develop applications for the wireless market. File encryption may provide additional protection for data stored on mobile devices that are more prone to being lost or stolen.

     Increased sensitivity to security requirements has resulted in a search for more comprehensive methods of individual identification, particularly with respect to controlling or monitoring access by persons to secure areas, databases, and software applications. In an attempt to meet enhanced security requirements, biometric data such as fingerprint, iris scans, and facial recognition technologies are receiving greater scrutiny and development efforts as an added layer of identification to the more recognized forms of security control such as passwords, personal identification numbers and smartcards.

     We believe that the flexibility and scalability of our technology provides the building blocks for creating a range of solutions addressing the secure communication and management of data in the digital environment.

EVOLUTION OF OUR BUSINESS

     We were organized in October 1997 to acquire two companies that marketed and developed two related facsimile storage and retrieval products that incorporated an early version of our technology. Development and production of the facsimile products were performed in Israel by Intacta Labs Ltd., and marketing and distribution were performed in the United States by Intacta
Delaware, Inc. We acquired these companies in May 1998 in exchange for approximately 70% of our outstanding capital stock immediately after the acquisition. The acquisition was treated, for accounting purposes, as a reverse acquisition.

     During 1997 and part of 1998 we derived substantially all of our revenues from the sale of facsimile-based products. Beginning in the latter part of 1997 and continuing into 1998 we began to wind down our production and active marketing of the facsimile-based products due to reduced profit margins and our anticipation of further deterioration of profit margins from increased competition and costs of marketing these products to the retail market. At that time, we initiated research and development of advanced products and software applications based on our technology. We also began, on a very limited basis, licensing our technology for integration with applications and solutions to end-users.

     In the middle of 1999, due to competitive pressures and our re-evaluation of our business model and revenue/cost projections, we determined, except with respect to certain of the advanced products that were at or near completion of development, to forego further development of these products which were based upon our technology and to focus on direct marketing of our technology for licensing to large enterprises and third party solution providers. Our limited financial and other marketing resources and the further evolution of our business model toward the licensing of our technology prevented us from engaging in a full-scale marketing program for the advanced products that were nearing completion.

     In March 2001, we launched a suite of INTACTA.CODE software development kits, or SDK's, making our technology available to software developers for integration into both existing and new applications requiring features that provide for the secure transmission and storage of compressed data across various platforms and operating devices. We anticipate that the licensing of SDK's to software developers will create an additional revenue stream to our technology licensing arrangements with large enterprises and third-party solution providers, independent software vendors and original equipment manufacturers. Additionally in October 2001, we launched a suite of data communications software products targeted to the health-care industry addressing the secure transmission of confidential patient information under the new privacy regulations promulgated by HIPAA.

OUR PRODUCTS

     In order to maximize our product  flexibility and our ability to respond to
market   developments  and  individual   customer   requirements,   our  product
development objectives include:

     o designing a comprehensive suite of developer toolkits enabling the embedding and integration of our core technology into both firmware and software applications and solutions of third-party original equipment manufacturers, systems integrators and independent software vendors; and

     o leveraging our developer toolkits and core technology to quickly develop and deliver software products to vertical markets such as healthcare and biometric security.

     Our suite of INTACTA.CODE SDK software products are designed to provide rapid integration of our technology into existing legacy enterprise systems as well as assist application developers in creating or extending software and firmware solutions requiring the secure compression of data for management and transmission across any medium regardless of platform, device or location.

     These software products may be downloaded from our website and certain other participating websites that have entered into exclusive arrangements with us to provide for the online purchase and distribution of our products. Other than with respect to the Trial Version product, which is a sample product available at no charge, our SDK products are only downloadable pursuant to licensing fees paid prior to downloading, at prices ranging from $500 for the Developer's Edition to $25,000 for the Enterprise Edition. In addition, our SDK products are also subject to a royalty payment to the extent that the application developer or other end-user modifies the SDK product for further distribution. These royalty fees will be negotiated on a per contract basis, based upon transaction usage measurements such as amount of data processed, amount of transactions processed and the number of installed licenses or sites utilizing our software. Support for these software products is also provided from our website.

     o INTACTA.CODE SDK Trial Version is currently only available for Windows platforms and allows application developers to experience the INTACTA.CODE process by facilitating testing, benchmarking and prototyping of 1 kilobyte data files for encoding and decoding. This SDK is free of charge and is used as a promotional tool to educate software application developers with respect to the benefits of our technology.

     o INTACTA.CODE SDK Developer's Edition is supportable on platforms such as Windows 9x, 2000 and NT, Windows CE, Palm OS and MAC and allows application developers to integrate the INTACTA.CODE encoding and compression engines to process data files.

     o INTACTA.CODE SDK Enterprise Edition is a custom development services package, geared directly to the enterprise, designed to provide custom access to INTACTA.CODE encoding and decoding engines. This software supports data and image read and write capabilities using comparison, authentication and encryption in digital or print media. Digital form includes support for all platforms, unlimited data size and custom encryption.

     In the beginning of October 2001, we released two data communication software application products based on our INTACTA.CODE technology that are designed to ensure the privacy of patient information by providing solutions for the secure transmission of data as required by the new health-care information security regulations under HIPAA. These products are:

     o INTACTA Express - Healthcare Edition, a Windows application that integrates with Microsoft OfficeTM software, provides secure faxing and e-mail and supports scanning of existing paper-based information, all with detailed audit reporting.

     o INTACTA Bridgeway - Healthcare Edition, a client/server communications solution that can be used to maintain the privacy and security of confidential patient information among physician practices, hospitals, third-party payors and administrative clearing houses. This software supports existing fax servers and email systems such as Microsoft OutlookTM and Symantec's WinFax PROTM, automatically converts any external file type into INTACTA.CODE and supports back-end open database communication conduits and custom-developed application program interfaces, or API's, via INTACTA.CODE SDK products. It also includes built in and configurable archive and auditing tools.

     Additionally, in the beginning of October 2001, we completed development of XPRESS.ID 2000, a software product designed to combine biometric facial recognition technology with our encoding technology to provide an integrated verification solution for the security market. XPRESS.ID-2000 works by creating a digital image of an individual that is then processed as a facial template. The image is then securely encoded with INTACTA.CODE and the individual's personal data is then embedded along with the facial image. We believe that with the increase in the use of false identification obtained through the internet and the need to implement more secure programs to verify identities,
XPRESS.ID-2000 will provide the biometric identification marketplace with an easy-to-use solution to ensure that information and imaging cannot be tampered with and will remain secure in mobile applications. Identified applications for XPRESS.ID-2000 include visas and passports, drivers licenses, access cards, smartcards, and social security cards.

INTACTA.CODE TECHNOLOGY

     Our core technology is a unique integration of compression, encryption and form factor. The compression engine compresses binary files comprised of text, graphics, audio or video. The encoding engine simultaneously embeds a proprietary error correction algorithm in the INTACTA.CODE to aid in the accurate recovery of the content and format of the original digital file, as well as security features to protect against unauthorized access or use of the INTACTA.CODE. The resulting INTACTA.CODE is a secure, damage resistant graphical representation of the original digital file, which may be maintained or transmitted in digital format or transferred to paper format for storage and/or facsimile transmission. The following is a graphical representation of the functions of our technology:

[GRAPHIC OMITTED]

     The key features of our technology are:

     o Compression. The compression capability of our technology decreases the amount of bandwidth required to transmit data, and the amount of space required to store data. The recipient of a compressed and encoded file may then restore the data to its original format for further review and/or editing.

     o Security. The security features of our technology enable users to protect information contained within INTACTA.CODE. The security features include the ability to restrict access to particular users only, and the ability to verity the sender and content of an INTACTA.CODE file containing sensitive information. Protection can also be layered so that a reader would require a separate and distinct password to access successive layers of information.

     o Error Correction. Our technology offers a robust error correction process, which maintains the integrity of the content and format of the original compressed data in the event of degradation to the medium over which the data is being transmitted. The user can choose the level of error correction required depending on the reliability of the medium being used to transmit or store the data.

     o Transmission and Restoration of Data In Any Form. Our technology enables the encoding and transmission of data from any form, including paper based or digital forms, and across diverse operating platforms, such as PDA's and other mobile computing devices, personal computers, mainframes, servers and databases. With our technology, the recipient of the transmission can decode the data without further manipulation, translation or reconfiguration of the content or format.

     An additional feature of our technology is the interchangeability of certain individual functions such as the compression and encryption modules. These functions may be substituted with the potential customer's legacy compression and encryption programs required by the customer's existing systems. INTACTA.CODE's flexibility and adaptability makes it highly compatible with existing applications and information systems without sacrificing functionality.

     We believe that our core technology provides the following benefits:

     o protects sensitive data such as patient records and business documents from unauthorized access or use through security features, including encoding and authentication;

     o enhances hardware products and software applications of an enterprise's existing communication and information management systems at a cost that is much less than a conversion to a new system but with similar functionality;

     o reduces bandwidth required for storage and transmission of data allowing enterprises to transmit the information in a faster, more cost-effective manner, and requires less space in both digital and paper-based media for the storage and archiving of documents;

     o improves performance of wireless communications and utility of mobile computing devices such as personal digital assistants, notebook and palm-size computers and smart cellular phones by enhancing their ability to receive, store and transmit data; and

     o    maintains compatibility with existing software toolkits.

STRATEGY

     Our strategy is to market our software products and technology directly to software application developers for large enterprises, as well as through strategic relationships with third party solution providers and distributors, independent software vendors and original equipment manufacturers with established distribution channels and with reputations for marketing or integrating value added technology such as ours. In order to implement our strategy, we intend to:

     o establish the value of our software products and technology with software developers for integration in various enterprise-based horizontal applications such as mobile computing, Intranet/Internet and e-commerce, customer relationship management and supply chain management;

     o identify vertical markets such as healthcare, security, telecommunications and financial services which require applications incorporating our software products and technology or for which our technology may be adapted or enhanced; and

     o    establish  an  empowered   partner  base  with  third-party   solution
          providers that may utilize our developer toolkits and applications.

     Large Enterprises. A number of large enterprises rely upon internal resources for systems integration and product development with respect to information management and communications. We intend to market our software products and technology as an enhancement to an enterprise's legacy hardware and software products by more efficient means than conversion to a new system.

     Third Party Solution Providers. Third party solution providers such as application service providers and systems integrators as well as independent software vendors and original equipment manufacturers have the ability to integrate value-added technology such as ours. Through strategic relationships with these entities, we intend to directly market and distribute or bundle our technology as a value added service with other software or hardware products to be sold or licensed to end-users.

MARKETING

     Our marketing efforts are directed at promoting our software products and technology, creating market awareness and generating leads through print and website advertising campaigns and promotional activities at industry trade shows, events and conferences. Our target markets for marketing and promoting our software products and technology are:

     Healthcare

     A key component of our marketing plan is to establish key industry alliances and market our software products and technology as HIPAA-compliant solutions for healthcare organizations. Among other things, the final privacy rule under HIPAA is requiring healthcare organizations to provide for the secure transmission and maintenance of their patient healthcare information. For these organizations to implement or reinforce and support these security efforts, solutions for their legacy paper-based and automated digital systems will be required to integrate paper records, which account for substantially all of their current healthcare records, with electronic media.

     A number of legacy information systems remain in use in the healthcare industry that are difficult to integrate with newer systems or redesign to work with new applications. Additionally, the highly fragmented healthcare information technology market limits the ability to build interfaces between disparate information systems from different vendors making it more difficult to implement a seamless cross-enterprise security system. A December 2000 study by First Consulting Group prepared for the American Hospital Association, supplemented by a March 2001 report by First Consulting Group subsequent to the issuance of the final privacy rule under HIPAA, indicates the potential cost to hospitals attempting to meet the provisions of the privacy rule under HIPAA. These costs, which depend in part on the compliance efforts to be taken by these organizations and the complexity of their information systems, are estimated to be approximately $4 billion over five years for hospitals generally seeking to comply by modifying current information systems and approximately $22.5 billion over the same five-year period for hospitals required to invest in new information systems. We believe that the pervasive security protocol of our core technology provides the capabilities necessary to implement internal integration automation solutions enabling healthcare organizations to utilize their existing communications infrastructure to perform, among other things, secure HIPAA-complaint transmissions via paper-based facsimile as well as e-mail.

     Security Software

     The security software industry is highly fragmented and rapidly evolving, marked by a substantial number of companies developing core competencies in their chosen security segments and start-up and small niche companies seeking to introduce advanced security products. We believe that the compression, encryption and form factor features of our core technology make it attractive for enhancing existing security products or for integrating with advanced products in development, particularly in the biometric identification market, and we have established relationships with security technology providers, analysts, and consultants. A September 2001 report by International Biometric Group projects that the market for biometric technologies is expected to grow from approximately $399 million of revenues in 2000 to approximately $1.9 billion of revenues by 2005, primarily attributable to network access and e-commerce in the private sector and large-scale public sector investment such as by law enforcement agencies. We believe that our core technology can be integrated as an add-on application to existing as well as evolving facial recognition systems or other biometric client-server solutions enabling the integrity of compressed data as well as the secure transmission of biometric information over standard communication systems.

LICENSING

     Software Products

     In March 2001, we released a suite of INTACTA.CODE SDK software products which are designed to provide rapid integration of our technology into existing legacy enterprise systems as well as assist application developers in creating or extending software and firmware solutions requiring the secure compression of data for management and transmission across any medium regardless of platform, device or location.

     Our INTACTA.CODE SDK Developer's and Enterprise Editions are marketed to application developers and large enterprises for an initial licensing fee together with royalty fees in the event of subsequent modification for further distribution, which royalty fees will be negotiated on a per contract basis, based upon transaction usage measurements.

     Our INTACTA Express - Healthcare Edition and INTACTA Bridgeway - Healthcare Edition products, designed for secure transmission and maintenance of information in the healthcare industry and are marketed to end-users in the healthcare industry for a one-time licensing fee, with potential additional fees for subsequent upgrades and enhancements.

     Technology

     During 2000, we entered into licensing arrangements for our technology with two large enterprises, enabling such enterprises to further license or utilize the compression and security features of our technology in their communications and information management operations.

     Our goal is to enter into additional licensing agreements for our technology with large enterprises that utilize internal resources for systems integration and development, and with third party solution providers such as application service providers, independent software vendors and original equipment manufacturers that can market our technology as a module or incorporate or embed our technology into hardware and/or software applications for sale to end users. We anticipate these licensing arrangements to involve an up-front payment by the enterprise or solution provider for configuration and installation services, with the potential for additional license fees for subsequent updates and enhancements.

CUSTOMERS

     As a result, primarily of the recent transition of our business from facsimile-based products to licensing of technology and software based upon INACTA.CODE, we have entered into a limited number of licensing agreements with third parties. The following is a list of our customers who have licensed our technology or software applications based on our technology:

     o DataLode, Inc. In July 1999, we entered into a non-exclusive license agreement with DataLode, Inc. to license a software product based upon INTACTA.CODE. DataLode provides warranty registration services to Hewlett Packard and others for products in Europe and North America and utilizes our product to eliminate manual data entry and the need for optical character recognition.

     o Systems Nakashima Co., Ltd. In April 2000, we entered into an agreement with Systems Nakashima Co., Ltd. pursuant to which we granted Fujitsu Limited, a developer of advanced technologies for electronics and telecommunications and one of the largest providers of electronic equipment to the print industry in Japan, a non-exclusive right to license our technology to a certain number of newspapers in Japan. Fujitsu has licensed applications incorporating INTACTA.CODE to Yomiuri Shimbun, a daily newspaper published in Japan with one of the largest daily circulations in the world, allowing its readers to receive multimedia content as part of their paper.

     o Intertek Testing International Ltd. In September 2000 we entered into an agreement to license INTACTA.CODE to Intertek Testing International Ltd., a worldwide products testing inspection and certification company, in connection with a pilot program engaged in by Intertek to evaluate the utility of our products and technology in creating secure electronic certificates, which may be e-mailed or downloaded to a paper based format and subsequently scanned back into electronic format. We believe that these solutions are particularly useful in the import/export industry on account of the fact that results of inspections or assessments of shipments may be encoded, filed electronically and added to the certificates.

     Other than consulting related revenues from our agreement with Systems Nakashima, which accounted for 42% of our revenues for fiscal 2000, we have not generated significant revenues from our third-party licensing agreements.

     For our fiscal year 2000 Systems Nakashima Co. Ltd., Cybro Medical, Ltd. and InterLearn, Ltd accounted for approximately 46%, 30% and 13%, respectively, of our revenues. For our fiscal year 1999, Brother Industries, Ltd. and Cybro Medical, Ltd. accounted for approximately 53% and 40%, respectively, of our revenues. For our fiscal year ended 1998, Brother Industries, Ltd., Multiple Zones International, Rexton Corporation and SkyMall Inc. accounted for approximately 27%, 26%, 15% and 12%, respectively, of our revenues. Other than Systems Nakashima Co. Ltd., all of the sales to the customers listed above were from products and components related to our discontinued facsimile-based business.

     While substantially all of our marketing efforts are currently to U.S. customers, primarily in the healthcare industry for our HIPPA-based products, we have, in the past, had sales to customers in the Mid-East and Far East. To the extent that marketing and sales of our core technology and related products to customers in foreign countries increases, we may be subject to a number of risk and uncertainties which could reduce our margins and, consequently, our operating results, including:

     o    collection of accounts receivable;

     o    trade restrictions;

     o    fluctuations in currency exchange rates;

     o    export duties and tariffs; and

     o    uncertain political, economic or military developments.

STRATEGIC RELATIONSHIPS

     We have established non-financial relationships with a number of solution providers, software developers and advanced product manufacturers in an effort to increase awareness of our technology. These relationships range from membership in a third-party's product design program to partnering arrangements for the further research and development of viable products or applications integrating our technology. We have not generated revenues at this time from these relationships and while we do not rely on these third parties for the sale of our technology or products, management believes that they assist in increasing market recognition and interest in our technology. These relationships include:

     o IBM Corporation. We are a member in IBM's PartnerWorld for Developers, which is a marketing and enablement program designed to provide for the sharing of information with respect to the development of advanced technologies within the portfolio of IBM products.

     o Compaq Computer Corporation. We are a member of Compaq Solutions Alliance, a worldwide partnering program for the development of applications for all Compaq platforms. Our technology is made available to the extent applications utilizing our technology are being developed.

     o Microsoft Corporation. We are a certified Microsoft developer under the Microsoft Solution Provider program that allows independent companies to team with Microsoft to solve business challenges for organizations of all sizes. As a certified developer we can be called upon to provide software solutions on Microsoft operating systems such as Windows NT and Windows CE.

     o ComponentSource. We have a reseller arrangement with ComponentSource, a global eBusiness and the world's largest marketplace and community for software components and tools for download via its website of our INTACTA.CODE SDK Developer's Edition and related products. ComponentSource's customer base spans over 100 countries.

     o Fujitsu Limited. Beginning in December 2000, Fujitsu made our technology available on their website to provide encoding and decoding services to their users, as part of a test program through the end of March 2001. In February 2001, Fujitsu pre-installed a version of our INTACTA.CODE capable of decoding color images, text and hyperlinks in HTML format, in approximately 1,000,000 newly manufactured personal computers.

     o Imagis Technologies, Inc. In October 2001, we entered into a business alliance with Imagis Technologies, Inc., an affiliated company involved in biometric and facial recognition technology, for the development of an application for the secure encoding, storage and access of images and data for identification purposes. Imagis has installed versions of its biometric facial recognition technology at Pearson International Airport in Toronto, in several Royal Canadian Mounted Police facilities in Canada and in several cities in California, and Mexico.

     o EMSi, Inc. We have a co-marketing relationship with EMSi, Inc., for the delivery of INTACTA.CODE embedded solutions to the healthcare marketplace. EMSi provides development tools to enable data translation and interchange among disparate systems. Their client base includes SafeCo, Xcare, Blue Cross/Blue Shield of Massachusetts, and HealthPlus PHSP of Brooklyn.

     o Investigative Solutions Inc. We have a marketing arrangement with I.S.I., which is comprised of former and retired law enforcement officers from the FBI and from state and local law enforcement authorities, for the introduction of our technology to the public sector including law enforcement agencies.

     o Sanyo Semiconductor Corporation. In January 2002, we entered into a memorandum of understanding with Sanyo and Imagis Technologies, Inc. for the formation of a business alliance aimed at integrating systems and technologies to develop, manufacture and market security-based products and systems.

RESEARCH AND DEVELOPMENT

     Our research and development efforts are conducted at our Israel subsidiary and at our U.S. headquarters. At our Israel facility we engage in demonstrations and feasibility tests of our software products and technology for prospective customers and in customizing or configuring our technology to a customer's specific application or product. At our U.S. headquarters we perform certain feasibility testing of potential applications and non-complex adaptation of our technology, as well as provide a liaison between our existing and prospective clients and our research and development team in Israel.

     Our research and development groups work closely with representatives of prospective customers in order to assure optimal performance of our technology for the customer's specific application or product. We intend to engage in further research efforts to refine and enhance our technology and develop additional software products based on our technology for commercial marketing and distribution.

     For our fiscal years 1998, 1999 and 2000 and for the nine months ended September 30, 2001, our research and development expenses were $903,500, $1,047,400, $1,133,900 and 950,000, respectively representing 29.6%, 27.1%,
24.6% and 32.6%, respectively, of our aggregate operating expenses for each of those periods.

INVENTORY AND DISTRIBUTION

     Our software products and technology are securely maintained on our computer servers and may be distributed through our website and certain participating websites in an electronic format. We do not engage in any manufacturing or product packaging nor do we maintain physical inventory of our software products. Licensees receive our software product or technology and related documentation through a download sequence directly to their computer from our website.

COMPETITION

     The market for digital communication and data management applications and solutions is characterized by intense competition and rapidly changing business conditions, customer requirements and technologies. We believe that the primary competitive factors for technologies and software products addressing secure compression, storage and transmission of data are price, functionality and compatibility, adaptability to evolving products, performance, timelines of enhancements and customer support.

     Our core technology and related products integrate several features including encryption, compression and error-correction which extend the value of such technology and products beyond traditional bar codes and provide value-added communication applications not necessarily available from encryption software providers. Consequently, while we may compete in the data encryption sector with companies such as RSA Security Inc., Certicom Corp. and Checkpoint Systems Inc. and companies in the digital communications sector such as Symantec Corp. and Bsquare Corporation, as well as smaller development companies, many of whom are well established companies with reputations for success in the development, licensing and sale of their products and technology that have substantially greater financial, technical, personnel and other resources than we do, management believes that there is no direct competitor that currently offers products with the unique characteristics and capabilities provided by our technology and software products. However, as a result of our business transition from facsimile based products, our recent commercial development of products and our limited marketing resources, we have not established a meaningful market share for our products and technology. Moreover, to the extent that other companies develop functionally equivalent or superior products or technologies to INTACTA.CODE, our technology could become obsolete or less marketable. Our ability to compete, therefore, will depend on our ability to successfully market and continually enhance our software products and technology.

INTELLECTUAL PROPERTY

     Our success is dependent upon our ability to protect our intellectual property rights. We rely principally on a combination of patent, copyright and trademark registrations and trade secrets and non-disclosure agreements to establish and maintain our intellectual property rights. We hold the following five Israel patents and two United States patents, with corresponding foreign patents in Canada, Europe, Australia and South Africa, as well as the following patent applications pending registration:

Description of Registered Patents                          Patent No.         Expiration Date
---------------------------------                          ----------         ---------------
Process for making printed matter and matter obtained      Israel #96118      October 25, 2010
  by said process

Process and device for authenticating documents            Israel #96969      January 11, 2011

Process and apparatus for transmitting messages            Israel #96973      January 16, 2011

Process for transmitting and/or storing information        Israel #103755     November 15, 2012

Process and apparatus for transmitting and/or storing      Israel #105493     April 22, 2013
  compressed information

Graphic matter and process and apparatus for producing,    U.S. #5,313,564    July 10, 2011
  transmitting and reading the same

Apparatus and method for storing and transmitting data     U.S. #5,790,640    July 21, 2016
between a computer, a facsimile machine and a telephone
network

                                                           Country Filed/     Corresponding
Description of Pending Patents                             Application No.    Applications
------------------------------                             ---------------    ------------

Process for transmitting and/or storing information        Japan / 5-285375
Process for transmitting, receiving and/or storing         Israel / 124152    Japan, Canada,
  information                                                                 France, Germany
                                                                              and United Kingdom

     As part of our operating procedures, we generally enter into intellectual property rights, confidentiality and nondisclosure agreements with each of our key employees and consultants and limit access to and distribution of our technology and related documentation and information. Our confidentiality and non-disclosure agreements include provisions with regard to our maintaining ownership of technological developments.

     Notwithstanding the precautions we take, third parties may copy or obtain and use information that we regard as proprietary without our authorization or independently develop technologies similar or superior to our technology. Other parties may breach confidentiality agreements and other protective contracts we have entered into. We may not become aware of, or have adequate remedies, in the event a breach or unauthorized use occurs. Policing unauthorized use of our technology is difficult, particularly because the global nature of the electronic communications market makes it difficult to control the final destination or security of software or other data transmissions. Furthermore, the laws of other jurisdictions may afford little or no protection of our intellectual property rights. Our business, financial condition and operating results could be adversely affected if we are unable to protect our intellectual property rights.

     There is a risk that our technology may infringe upon the proprietary rights of third parties. In addition, whether or not our technology infringes on proprietary rights of third parties, infringement or invalidity claims may be asserted or prosecuted against us and we could incur significant expense in defending them. If any claims or actions are asserted against us, we may be required to modify our technology or seek licenses for these intellectual property rights. We may not be able to modify our technology or obtain licenses on commercially reasonable terms, in a timely manner or at all. Our failure to do so could adversely affect our business.

EMPLOYEES

     As of the date of this prospectus, we employed a total of 16 employees. Of such employees, 11 are full time and 5 are part-time, including 9 in research and development, 2 in marketing and sales and 5 in administration. If the need arises for additional research and development employees and we are unable to hire qualified employees in a timely manner, we may outsource non-critical research and development projects to third parties. None of our employees are represented by a union or covered by collective bargaining agreements. We believe that our relations with our employees are good.

FACILITIES

     Our principal administrative and marketing facility is located in Atlanta, Georgia and consists of approximately 4,000 square feet of office space pursuant to a lease that expires in February 2006. We also conduct a limited amount of research and development activities at this facility.

     Our principal research and development facility is located in Beer Sheva, Israel and consists of approximately 2,300 square feet pursuant to a lease that expires in July 2005. We believe that our current administrative, marketing and research facilities are adequate for our planned future operations.

LEGAL PROCEEDINGS

     In November 2001, Datastrip International Limited, an Ireland company, filed a complaint in the United States District Court for the Northern District of Georgia against Intacta alleging patent infringement by Intacta. Datastrip claims that our INTACTA.CODE technology and its production, use, marketing and sales infringes upon certain bar-code technology claimed by a patent purported to be owned by Datastrip. In addition to preliminary and permanent injunctions sought by Datastrip against Intacta from further alleged infringement of its patent, Datastrip seeks an unstated amount of monetary damages equal to three times the amount the court would deem sufficient to compensate Datastrip for the alleged infringement.

     Intacta believes that Datastrip's claims are without merit and intends to vigorously defend this lawsuit. We have filed a counterclaim against Datastrip seeking, among other things, preliminary and permanent injunctive relief, declaratory judgments as to the invalidity and unenforceability of Datastrip's purported patent and its claim of infringement against Intacta, as well as monetary damages, reasonable attorney's fees and litigation expenses.

     Since this lawsuit is in an early stage, however, we cannot predict the outcome and cannot assure you that it will be resolved in our favor or that an outcome of any further litigation or settlement would not have a material adverse effect on our operations or financial condition.

     Other than the proceeding noted above we are not aware of any other pending or threatened litigation.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     Our executive officers and directors are:

NAME                      AGE    POSITION
----                      ---    --------
Altaf S. Nazerali         48     Chairman of the Board
Charles C. Johnston       66     Vice Chairman of the Board
Noel R. Bambrough         63     President, Chief Executive Officer and Director
Graham E. Argott          38     Chief Financial Officer
Ross Wilmot               57     Director
Bernard F. Girma          54     Director

     Altaf S. Nazerali has served as an executive officer and director of Intacta since its inception in October 1997, most recently as Chairman of the Board of Directors. Mr. Nazerali currently serves in the following capacities of other publicly held companies:

     o Chief Executive Officer (since November 1995), President and Director (each from October 1995 to present) of Multivision Communications Corp, the operator of MMDS TV systems in Bolivia; and

     o Director of Imagis Technologies Inc., formerly Colloquium Capital Corp. (since July 1998), a technology company that develops and markets biometric and imaging software to law enforcement, gaming and security sectors.

     Mr. Nazerali is also an executive officer of Valor Invest Limited, a money manager and financial advisor to high net worth institutional investors; the President and director of Pensbreigh Holdings Ltd., an independent contractor that provides various corporate and consulting services; and President and a director of International Portfolio Management Inc., a private holding company that provides corporate finance and other management services to private and public companies. From November 1994 to October 1995, Mr. Nazerali served as Chief Executive Officer and President of Canbras Communications Corp., an operator of pay television and telephone systems in Brazil.

     Charles C. Johnston currently serves as Vice Chairman of the Board of Directors of Intacta. Mr. Johnston served as Chairman of each of AFD Technologies Inc., a manufacturer of fuel additives, J&C Resources, LLC, a business management and investment company, and UltraClenz Corporation, a manufacturer of touch-free soap dispensers and hand-wash monitoring systems, since 1992. In 1969, Mr. Johnston founded ISI Systems, Inc. ("ISI"), a developer of software systems and related services. Mr. Johnston was Chief Executive Officer of ISI when it went public on the American Stock Exchange in 1987. ISI was subsequently acquired by Teleglobe Corporation of Montreal, Canada in 1989. Mr. Johnston continued to serve as Chief Executive Officer of ISI until 1992. Mr. Johnston currently serves as the chairman of the Board of Ventex Technology, Inc. and as a member of the board of directors of each of the following companies: Bitwise Designs, Inc., Internet Commerce Corporation, Hydron

Technologies, and McData Corporation. He also serves as a Trustee on the President's Advisory Council for the Worcester Polytechnic Institute, and as a Trustee for the Institute of Psychiatric Research at the University of Pennsylvania.

     Noel R. Bambrough has served as an executive officer and a director of Intacta since April 1, 1999. Currently, Mr. Bambrough serves as the President and Chief Executive Officer of Intacta. From November 1998 through April 1999, Mr. Bambrough served as a consultant to Hunt Power Corporation, a Texas-based utility company where he was responsible for developing a business plan for the launch of telephone, internet and cable television service to a mixed residential and industrial development owned by Hunt's real estate subsidiary. From April 1995 through November 1998, Mr. Bambrough was Executive Vice-President and Chief Operating Officer of Triax Telecommunications Company L.L.C. From July 1993 to April 1995, he served as Senior Vice-President of Shaw Communications, Inc., a major cable television corporation. In January 1993, Mr. Bambrough was appointed Interim CEO of Microcell Telecommunications, Inc., a PCS service provider, and served until July 1993. Mr. Bambrough continues to serve as a member of the Board of Directors of Microcell. From 1984 until its acquisition by Shaw Communications, Inc. in January 1993, Mr. Bambrough served as President and Chief Executive Officer of Cablecasting Ltd.

     Graham E. Argott was appointed Chief Financial Officer of Intacta as of May 31, 2001, and has been with Intacta since October 2000. From February to September 2000, Mr. Argott served as a consultant to Rodeer Systems, an e-commerce medical transcription and data management company. In September 1997 he joined Preferred Networks Inc., a wireless communications company as Corporate Controller and Director of Information Technology. In July 1998 Mr. Argott was appointed Vice President - Finance of Preferred Networks' subsidiary, EPS Wireless Inc., a device remanufacturing and distribution company, and served in that position until the acquisition of EPS Wireless by Celestica Corporation in December 1999. Thereafter, Mr. Argott served as interim General Manager of Celestica. From April 1994 through September 1997, Mr. Argott served as Corporate Controller of MRC Group, a medical transcription and records company. Mr. Argott is a certified public accountant with more than fifteen years of finance and accounting experience, including twelve years in the technology and communications industries.

     Ross Wilmot served as an executive officer of Intacta from its inception through May 31, 2001. Mr. Wilmot has also served as a director of Intacta since its inception in October 1997. Mr. Wilmot is a chartered accountant and has provided financial management services as an independent consultant to public companies since August 1991. He has special expertise in international operations and high tech start-ups, and has completed numerous business valuations and acquisitions in this sector. Mr. Wilmot is also experienced in public company reporting practices in both the United States and Canada. Mr. Wilmot currently serves in the following capacities of other publicly held operating companies:

     o Vice President, Finance and director of Multivision Communications Corp. (since August 1995);

     o    Vice President, Finance of CTF Technologies, Inc. (since July 1996);

     o    Chief Financial Officer of Imagis  Technologies,  Inc. (since February
          1999);

     o Vice President, Finance and director of Botex Industries Corp., a manufacturer of plastic materials (since June 1996); and

     o    President and director of Plata Minerals Corp. (since April 1999).

     Mr. Wilmot is also an officer and director of the following non-operating public companies: Breckenridge Resources, Ltd., Harambee Mining Corp., Orko Gold Ltd. and Paloma Ventures Ltd.

     Bernard F. Girma currently serves as a director of Intacta. Mr. Girma is a founder and the President of DigiTech Strategy a recent start-up company to provide digital imaging management consulting. Prior, thereto, from September 1996 to January 2000, Mr. Girma was Chief Executive Officer of Vivid Image Technology, Inc., a developer of imaging controllers for color printers. In November 1995, Mr. Girma, together with several other individuals acquired a controlling interest in Newgen Systems, a manufacturer of digital imaging products, at which Mr. Girma served as Chief Executive Officer until the merger of Newgen Systems with Imaging Technologies, Inc., in August 1996. From 1991 to 1995, Mr. Girma served as Vice President and General Manager of Calcomp Corporation, a subsidiary of Lockheed-Martin Corporation. Mr. Girma currently serves on the board of directors of BrightCube Inc., a public company as well as two privately held companies involved in printing and publishing and digital photo imaging, respectively. Mr. Girma is the co-founder of the Digital Printing and Imaging Association and served on its board of directors for nine years including as Chairman from 1996 to 1997.

     Each director serves until the next annual meeting of stockholders or until his successor is duly elected and qualified. The executive officers serve at the discretion of the board. There are no family relationships among any of our directors and executive officers.

BOARD COMMITTEES

     We have established a compensation committee and an audit committee each of which is currently composed of Messrs. Johnston, Girma and Nazerali. The function of the compensation committee is to evaluate and determine the compensation of our executive officers and employees. The function of the audit committee is to review and monitor our corporate financial reporting, external audits and internal control functions. In addition, the audit committee has the responsibility to consider and recommend the appointment of, and to review fee arrangements with, our independent auditors.

SPECIAL ADVISORS

     We have entered into an agreement with Martin Singer whereby Mr. Singer acts, on an independent consultant basis, as an advisor to our board of directors. Mr. Singer is currently the President and CEO of SAFCO Technologies, Inc. Prior thereto, from 1990 to 1997, Mr. Singer held executive office positions with various divisions of Motorola, Inc., ultimately as Vice President and General Manager of its Wireless Access Business Development division. Mr. Singer has also held management positions with Tellabs, Inc. and AT&T. We have granted Mr. Singer options to purchase an aggregate of 50,000 shares of our common stock, which options vest in one-third increments on each anniversary of the date of grant and we have agreed to pay Mr. Singer a fee of 2% of revenues generated from any sales, licensing or royalty arrangements generated or introduced to Intacta by Mr. Singer.

     Yechiel Sharabi, Yehoshua Sagi and Amnon Shai, each a former director of Intacta, and Menachem Tassa, formerly the Executive Vice President - Research and Development, continue to serve as advisors to Intacta pursuant to oral arrangements. Each of Messrs. Sharabi, Sagi and Shai has been granted options, under our 1998 stock option plan, to purchase 50,000 shares of our common stock at a price of $.75 per share and Mr. Tassa has been granted options to purchase 150,000 shares of our common stock, also at a price of $.75 per share. All of the options granted to Messrs. Sharabi, Sagi, Shai and Tassa are fully vested.

DIRECTOR COMPENSATION

     We do not currently pay any cash compensation to directors for serving on our board, but we do reimburse directors for out-of-pocket expenses incurred for services rendered as members of the board including, but not limited to, attending board meetings.

     Each of our directors is eligible to be granted options or other stock-based awards under either of our 1998 stock option plan or our 2000 stock incentive plan.

     We have entered into an arrangement with Charles C. Johnston, our Vice Chairman, which provides for the grant to Mr. Johnston of options to purchase an aggregate of 25,000 shares of common stock, at the then current market price of our common stock, on each successive anniversary of Mr. Johnston's election to our board of directors, provided that, upon such anniversary date, Mr. Johnston is then a member of our board of directors.

     In January 2001, we entered into an agreement with Bernard F. Girma pursuant to which we agreed to pay Mr. Girma a commission of ten percent (10%) of all revenues, net of certain taxes, costs and fees, received by Intacta from clients introduced by Mr. Girma. The agreement also provides for our reimbursing Mr. Girma for certain expenses he incurs in connection with the promotion of Intacta to prospective clients. To date, no commissions have been paid to Mr. Girma in accordance with this agreement.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid to our chief executive officer and two other executive officers whose compensation exceeded $100,000 for the years indicated. No other executive officer of Intacta earned a salary and bonus for the fiscal year ended December 31, 2000 in excess of $100,000. None of the executive officers set forth below received compensation in the form of a bonus during the years presented in the table below.

                           SUMMARY COMPENSATION TABLE

---------------------------------------------------------------------------------------------
                                                       LONG TERM COMPENSATION         ALL
 NAME AND PRINCIPAL POSITION     YEAR    SALARY ($)    SECURITIES UNDERLYING         OTHER
                                                           OPTION/SARS (#)       COMPENSATION
---------------------------------------------------------------------------------------------
     Altaf S. Nazerali,          2000     100,000                --                   --
  Chairman of the Board of       1999     100,000              150,000                --
          Directors              1998      25,000                --                   --
---------------------------------------------------------------------------------------------
       Noel Bambrough            2000     250,000                --                   --
President and Chief Executive    1999     154,165              200,000                --
           Officer               1998       --                   --                   --
---------------------------------------------------------------------------------------------
       Menachem Tassa,           2000     120,000                --                   --
  Executive Vice President,      1999     120,000              150,000                --
  Research and Development       1998     170,000                --                   --
---------------------------------------------------------------------------------------------

     o Mr. Nazerali served as our President and Chief Executive Officer for each of the years presented in the table and through May 31, 2001. Mr. Nazerali currently serves as our Chairman of the Board of Directors. The compensation to Mr. Nazerali in each of 2000, 1999 and 1998 was paid directly to Mr. Nazerali from Pensbreigh Holdings Ltd. and represents a portion of the monthly consulting fee we pay to Pensbreigh. These amounts exclude $88,000, $94,000 and $61,000 paid for administrative services provided to Intacta during 2000, 1999 and 1998 by International Portfolio Management Inc., of which Mr. Nazerali is a stockholder and President and a director. See "Employment and Consulting Agreements" and "Certain Transactions."

     o Mr. Bambrough became an executive officer effective as of April 1, 1999 and served as our Executive Vice President and Chief Operating Officer through May 31, 2001. Mr. Bambrough currently serves as our President and Chief Executive Officer. The compensation to Mr. Bambrough in 1999 included an aggregate of $41,665 which was accrued and unpaid. We have since repaid such accrued salary from a portion of the proceeds of our October 2000 private placement.

     o Mr. Tassa resigned his position as our Executive Vice President, Research and Development, effective as of July 1, 2001. Mr. Tassa continued to serve Intacta as a consultant through July 31, 2001. The compensation to Mr. Tassa for each of 2000, 1999 and 1998 was paid to Mr. Tassa pursuant to a consulting arrangement. See "Certain Transactions."

OPTION GRANTS IN THE LAST FISCAL YEAR

     We did not grant any options to the executive officers set forth in the above compensation table during the fiscal year ended December 31, 2000.

OPTION EXERCISES IN FISCAL YEAR ENDED DECEMBER 31, 2000

     The executive officers set forth on the compensation table above did not exercise any options during the fiscal year ended December 31, 2000. The following table sets forth information concerning the number of options owned by each of those executive officers and the value of any in-the-money unexercised options held at December 31, 2000.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                                      NUMBER OF SECURITIES
                                                     UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED IN-THE-
                                                     OPTIONS AT DECEMBER 31,          MONEY OPTIONS AT
                                                              2000                    DECEMBER 31, 2000
                      SHARES
                     ACQUIRED
            NAME    ON EXERCISE   VALUE REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
            ----    -----------   --------------   -----------   -------------   -----------   -------------
Altaf S. Nazerali       --              --           150,000          --              --             --
Noel Bambrough          --              --           200,000          --              --             --
Menachem Tassa          --              --           100,000          --              --             --

     o As of December 31, 2000, none of the unexercised options held by the executive officers set forth in the table above were in-the-money.

     o On June 1, 2001, the options held by Messrs. Nazerali and Tassa, none of which had been exercised, terminated by their terms. We have since granted the same number of new options to Messrs. Nazerali and Tassa under our 1998 stock option plan.

EMPLOYMENT AND CONSULTING AGREEMENTS

     We entered into a consulting agreement with Pensbreigh Holdings Ltd., an independent contractor engaged in the business of providing various corporate and consulting services to businesses, of which Mr. Nazerali is a stockholder and officer, dated as of March 1, 1999. Under the agreement,

Pensbreigh provides us with the services of Mr. Nazerali and Arie Halpern, an affiliate of Intacta and the controlling stockholder of Corsa. During the initial term of the agreement, we agreed to pay Pensbreigh a monthly fee of $16,666. Effective June 1, 2001, the monthly fee we paid to Pensbreigh under the consulting agreement was reduced to $12,500. This agreement was extended, in accordance with its terms, for a one-year period through October 1, 2002, with a monthly fee of $12,500. In January 2002, Pensbreigh agreed to defer approximately $4,167 of its monthly fee payments until Intacta is capable of generating sufficient revenues to enable full payment of the monthly fees. Since Mr. Nazerali does not have an employment contract with us, he is therefore not entitled to participate in any benefit plans to which regular employees are eligible.

     We entered into an employment agreement with Noel Bambrough in March 1999, which provided for a salary of $12,500 per month from April 1, 1999 through July 31, 1999 and a salary of $20,833 per month thereafter. However, we had paid Mr. Bambrough only $12,500 per month through June 30, 2000. The balance of accrued but unpaid salary of approximately $91,633 was paid to Mr. Bambrough from a portion of the proceeds of our October 2000 private placement. Since June 1, 2000, Mr. Bambrough has been receiving $20,833 per month. In October 2001, in connection with our cost-reduction efforts, Mr. Bambrough agreed to defer payment of approximately 40% of his monthly salary until we are able to generate sufficient revenue to enable full payment of his salary. Mr. Bambrough is also eligible for a bonus not to exceed $100,000 per year based on the achievement of specific agreed upon business goals and targets. Under the agreement, we granted Mr. Bambrough an option, under our 1998 stock option plan, to purchase 200,000 shares of common stock at a price of $4.00 per share. In addition, subject to our board of directors' approval, we must issue to Mr. Bambrough options to purchase a number of shares at least equal to 10% of the aggregate number of options available for grant under any subsequent option plan. Accordingly, as of June 1, 2001, we have granted Mr. Bambrough an option, under our 2000 stock incentive plan, to purchase 240,000 shares of common stock at a price of $.75 per share.

STOCK OPTION PLAN

     On June 1, 1998, our board of directors approved the creation of our 1998 stock option plan. Under our 1998 stock option plan, our board of directors may grant incentive and non-qualified options to acquire up to a total of 1,667,100 shares of common stock to our directors, officers, employees and consultants. As of the date of this prospectus, options to acquire 1,300,000 shares at a price of $.75 per share were outstanding.

     On July 21, 2000, our board of directors adopted our 2000 stock incentive plan, which was subsequently approved by our stockholders at our annual meeting in May 2001. Our 2000 stock incentive plan provides for the grant of any or all of the following types of awards:

     o stock options, which may be either incentive stock options or non-qualified stock options;

     o    restricted stock;

     o    deferred stock; and

     o    other stock based awards.

     A total of 2,400,000 shares of common stock have been reserved for distribution under our 2000 stock incentive plan. As of the date of this prospectus, options to acquire 941,750 shares at a price of $.75 per share were outstanding.

     Of the options granted under our 1998 stock option plan, options to purchase an aggregate of 425,000 shares have been granted to the following executive officers and directors:

     o options to purchase 350,000 shares were granted to Altaf Nazerali, our Chairman of the board of directors; and

     o options to purchase 75,000 shares were granted to Ross Wilmot, a member of our board of directors.

     An aggregate of 250,000 options granted to Messrs. Nazerali and Wilmot are fully vested and the balance of options will vest in one-third increments annually beginning on June 1, 2002.

     Of the options granted under our 2000 stock incentive plan, options to purchase an aggregate of 690,000 shares have been granted to the following executive officers and directors:

     o options to purchase 440,000 shares were granted to Noel Bambrough, our President and Chief Executive Officer and a member of our board of directors;

     o options to purchase 100,000 shares were granted to Charles C. Johnston, our Vice Chairman of the board of directors;

     o options to purchase 75,000 shares were granted to Bernard F. Girma, a member of our board of directors; and

     o options to purchase 75,000 shares were granted to Graham Argott, our Chief Financial Officer.

     An aggregate of 144,000 options granted to Mr. Bambrough are fully vested and the remaining options to purchase 546,000 shares will vest incrementally over the next three years.

INDEMNIFICATION OF DIRECTORS, OFFICERS AND OTHERS

     The Nevada Private Corporation Law provides for the indemnification of directors, officers, agents or employees for expenses including attorneys' fees, judgments and fines incurred in connection with any civil or criminal action, suit or proceeding to which such person was or is made a party, provided that such person acted in good faith and reasonably believed that his actions were in the best interests of the corporation and, with respect to a criminal action, had no reasonable cause to believe that his conduct was unlawful.

     Nevada law also provides for the indemnification of directors, officers, agents or employees for some, but not all, expenses incurred in connection with any action or suit by or in the right of the corporation to procure a judgment in its favor, provided that such person acted in good faith and reasonably believed that his actions were in the best interests of the corporation.

     Under Nevada law, discretionary indemnification by a corporation may be made only as authorized by (i) the stockholders; (ii) a majority vote of a quorum of directors that were not party to the action, suit or proceeding; or
(iii) independent legal counsel in a written opinion if so ordered by a majority of a quorum of directors not party to the action, suit or proceeding or in the event that a quorum of such directors cannot be obtained.

     Nevada law allows corporations to provide, either in their articles, by-laws or by agreement, for the mandatory payment of expenses of officers and directors, as they are incurred in defending a criminal or civil action, suit or proceeding in advance of a final disposition, provided that the officer or director submits an undertaking to repay any advances if a court of competent jurisdiction ultimately determines that the officer or director was not entitled to be indemnified by the corporation.

     Our articles of incorporation provide, to the fullest extent permitted by Nevada law, for the mandatory indemnification of our officers and directors for expenses, including attorneys' fees, judgments, fines and amounts paid in settlement incurred in connection with a civil or criminal action, suit or proceeding to which the officer or director is or was or is threatened to be made a party.

     Our by-laws further provide for the contractual right to officers and directors to receive mandatory payment of expenses as they are incurred in connection with defending a civil a criminal action, suit or proceeding in advance of final disposition provided that the officer or director provides a written undertaking to repay the advances in the event a court of competent jurisdiction ultimately determines that such officer or director is not entitled to be indemnified by us.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information concerning the beneficial ownership of our outstanding common stock as the date of this prospectus for:

     o each person or group that we know owns beneficially more than 5% of our common stock;

     o    each of our directors and named executive officers individually; and

     o    all directors and executive officers as a group.

     We believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them except as noted.

     A person is deemed to be the beneficial owner of securities that can be acquired by that person within 60 days from the date of this prospectus upon the exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants or convertible securities that are held by that person, but not those held by any other person, and which are exercisable within 60 days of this prospectus have been exercised and converted. The information presented in the following table assumes approximately 20,345,924 shares of common stock outstanding before any consideration is given to outstanding options, warrants or convertible securities.

     Unless otherwise noted below, the address for each named individual or group is in care of Intacta Technologies Inc., 945 East Paces Ferry Road, N.E., Suite 1445, Atlanta, Georgia 30326-1372.

          NAME AND ADDRESS             AMOUNT AND NATURE OF   OUTSTANDING STOCK
          OF BENEFICIAL OWNER          BENEFICIAL OWNERSHIP   BENEFICIALLY OWNED
          -------------------          --------------------   ------------------
Corsa S.A. Holdings
  Arie Halpern......................        4,000,000                19.7%
Altaf S. Nazerali ..................          278,000                 1.4
Noel R. Bambrough ..................          203,000                   *
Charles C. Johnston ................          183,332                   *
Ross Wilmot ........................           50,000                   *
Bernard F. Girma ...................               --                  --
All officers and directors as a group
(6 persons) ........................          714,332                 3.4

--------------------
* Indicates a percentage beneficial ownership of less than 1% of the shares outstanding.

     Corsa S.A. Holdings is a Luxembourg holding company with an address at 8 rue Notre Dame, L-2240 Grand Duchy, Luxembourg, of which 90% is controlled by Mr. Arie Halpern and 10% is controlled by Shira Advising, Communication and Investments Ltd., a company controlled by Mr. Yechiel Y. Sharabi, a former director of Intacta, and his wife Hadassa Y. Sharabi. Mr. Halpern is also a director of Corsa S.A. Holdings and exercises sole voting and dispositive power over the shares held by Corsa S.A. Holdings. This amount does not include 150,000 shares underlying currently exercisable options held by Mr. Halpern.

     Mr. Nazerali's beneficially owned shares include

     o    128,000 shares held by Mr. Nazerali; and

     o    150,000 shares underlying currently exercisable options.

     Mr. Nazerali's beneficially owned shares do not include:

     o    200,000 shares underlying options which are not currently exercisable;
          and

     o an aggregate of 282,090 shares and 244,590 shares underlying currently exercisable warrants held by Valor Invest Limited.

     Mr. Nazerali is a director of Valor but has entered into an agreement with the principal owner of Valor not to exercise voting or dispositive power with respect to securities of Intacta held by Valor.

     Mr. Bambrough's beneficially owned shares include:

     o    3,000 shares held by Mr. Bambrough; and

     o    200,000 shares underlying currently exercisable options.

     Mr. Bambrough's beneficially owned shares do not include an aggregate of 240,000 shares underlying options which are not currently exercisable.

     Mr. Johnston's address is c/o Ventex Technologies, 7830 Byron Drive, Suite 10, Riviera Beach, Florida 33404. Mr. Johnson's beneficially owned shares include:

     o 66,666 shares held by J & C Resources, LLC, over which Mr. Johnson exercises sole voting and dispositive power; and

     o 116,666 shares underlying currently exercisable warrants held by J & C Resources, LLC, over which Mr. Johnston exercises sole voting and dispositive power.

     Mr. Johnston's beneficially owned shares do not include 100,000 shares underlying options which are not currently exercisable.

     Mr. Wilmot's beneficially owned shares include 50,000 shares underlying currently exercisable options, but exclude 25,000 shares underlying options which are not currently exercisable.

     Mr. Girma's address is c/o Digitech Strategy, 26072 Spur Branch Lane, Laguna Hills, California 92653. Mr. Girma is the beneficial owner of 75,000 shares underlying options which are not currently exercisable.

     The beneficially owned shares of our officers and directors as a group includes:

     o    197,666 shares of our common stock;

     o 400,000 shares of our common stock underlying currently exercisable options; and

     o 116,666 shares of our common stock underlying currently exercisable warrants.

     The beneficially owned shares of our officers and directors as a group does not include:

     o an aggregate of 715,000 shares underlying options which are not currently exercisable; and

     o 282,090 shares and 244,590 shares underlying currently exercisable warrants held by Valor.

                              CERTAIN TRANSACTIONS

     On May 31, 1998, we consummated an exchange agreement with Corsa S.A. Holdings, an entity organized under the laws of Luxembourg. Corsa owned 69% of our Common Stock upon closing of the exchange agreement. Corsa is 90% controlled by Mr. Arie Halpern and 10% controlled by Shira Advising, Communication and Investment Ltd., an Israeli corporation controlled by Yechiel Y. Sharabi, a former director of Intacta, and Hadassa Y. Sharabi, Mr. Sharabi's wife. Under the exchange agreement, Corsa transferred 100% of the outstanding shares of Intacta Delaware Inc. and 99% of the outstanding shares of Intacta Labs Ltd. to us. In exchange, we issued 11,486,000 shares of Common Stock to Corsa. Corsa subsequently sold 7,486,000 of those shares in private transactions, resulting in a decrease of Corsa's ownership to 4,000,000 shares.

     Under the exchange agreement, we agreed with Corsa that our board of directors would be increased from three to seven persons, of which Corsa had the right to appoint five of the initial seven directors. Of those directors, Messrs. Shai, Sagi and Tassa were designated by Corsa. Under the exchange agreement, we agreed to do the following:

     o enter into a stockholders' agreement (which terminated on June 1, 2000) governing the election of directors;

     o    implement an equity incentive plan; and

     o    raise $5,000,000 through the sale of our common stock.

     To date we have implemented an equity incentive plan and we have raised approximately $11,450,000 through (i) the sale of 1,000,000 shares of our common stock to MFC Merchant Bank SA in December 1998 for a total of $4,000,000, (ii) the conversion in June 1999 of approximately $952,000 of outstanding non-interest-bearing loans made to us by Valor Invest Limited, an affiliate of our Chairman of the Board, into 238,000 shares of our common stock (described below) and (iii) the sale of 2,333,310 shares of our common stock included in units sold in our private placement which closed in October 2000, for cash and the conversion of substantially all of the principal and accrued interest on bridge notes issued in our bridge financing in May and June 2000.

     From December 1997 through November 1998, Valor made non-interest-bearing loans to us in the aggregate amount of $2,172,000. During 1998 and 1999, we repaid a total of $1,131,000 of these loans. On June 30, 1999, we issued 238,000 shares of common stock to Valor in repayment of $952,000 of outstanding loans, at the rate of $4.00 per share, leaving a balance of $89,000 owed to Valor. During the first half of 2000, Valor made an additional $704,500 of non-interest-bearing loans to us, of which $312,000 was subsequently repaid. In May 2000, Valor converted $250,000 of the unpaid balance of these loans into 2.5 units, identical to the units issued in our bridge financing in May and June 2000 and subordinated the balance of such loans to our repayment of the promissory notes we issued in our bridge financing. Thereafter, Valor converted the principal amount of the notes included in the units acquired in May 2000 as well as the balance of its subordinated loans into an aggregate of 160,483 units in our private placement. Upon the closing of our private placement we paid Valor the amount of interest that had accrued on the notes that Valor had converted into units in the private placement.

     During 1998, 1999 and 2000 we paid consulting, management and marketing fees to some of our directors or stockholders and/or their affiliates in the following amounts:

     o Pensbreigh Holdings Ltd., of which Mr. Nazerali is President and a stockholder, $25,000 during 1998, $200,000 during 1999 and $200,000 during 2000; and

     o    Menachem Tassa, our Executive Vice President, Research and Development
          - $170,000 during 1998 (including  accrued fees of $50,000),  $120,000 during 1999 and $120,000 during 2000. Mr. Tassa subsequently resigned his position of Executive Vice President, Research and Development, effective July 1, 2001. Mr. Tassa continued to serve Intacta as a consultant through July 31, 2001. Mr. Tassa currently serves as an advisor to Intacta pursuant to an oral arrangement.

     We paid approximately $61,000, $94,000 and $88,000 during 1998, 1999 and 2000, respectively, to International Portfolio Management Inc., in connection with administrative services provided to us. Altaf S. Nazerali, our Chairman of the Board, is the sole stockholder of International Portfolio Management Inc., Ross Wilmot, our director, is the Vice President, Finance of International Portfolio Management Inc., and Sandra E. Buschau, our corporate secretary, is a Vice President of International Portfolio Management Inc.

     Valor Invest Limited, an affiliate of our Chairman of the Board, participated in the offering of our private placement for which it received, upon consummation of the private placement in October 2000, aggregate commissions of approximately $194,460 and approximately 21,607 in-kind units, which units were similar in all respects to the units sold in the private placement.

                            DESCRIPTION OF SECURITIES

COMMON STOCK

     We are authorized to issue 100,000,000 shares of common stock, $.0001 par value per share.

     As of the date of this prospectus, 20,345,924 shares of our common stock were issued and outstanding and held of record by approximately 78 stockholders.

     Holders of shares of our common stock are entitled to one vote per share on all matters to be voted on by the stockholders. Subject to preferences of any outstanding preferred stock, the holders of shares of common stock are entitled to receive any dividends the board of directors declares out of funds legally available for the payment of dividends. Upon our liquidation, dissolution or winding up, the holders of shares of common stock are entitled to share all of our assets remaining after payment of liabilities and after giving effect to the liquidation preferences of any outstanding preferred stock. All outstanding shares of Common Stock are fully paid and nonassessable.

PREFERRED STOCK

     We are authorized to issue 50,000,000 shares of preferred stock, $.0001 par value per share. As of the date of this prospectus, no shares of preferred stock were outstanding.

WARRANTS

     We currently have an aggregate of 3,357,724 warrants outstanding, of which an aggregate of 937,500 warrants were issued in connection with our bridge financing in May and June 2000 and an aggregate of 2,420,224 were issued in connection with our October 2000 private placement.

     Each warrant entitles its holder to purchase one share of our common stock at a price of $3.50, subject to adjustment in certain circumstances, described below. The warrants issued in connection with the bridge financing may be exercised until May 30, 2005 and the warrants issued in connection with the private placement may be exercised until October 6, 2005, in each case unless earlier redeemed by Intacta.

     Each holder may exercise his warrant upon surrender of the warrant certificate during the exercise period at our offices, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price in cash or by check payable to Intacta for the number of warrants being exercised. In the event that the exercise of a warrant results in the issuance of a fractional share, we will round such fractional interest up to the nearest whole number. Warrant holders do not have the rights or privileges of our stockholders. The exercise price and number of shares of our common stock or other securities issuable on exercise of the warrants are subject to adjustment in certain circumstances, including in the event we:

     o    pay a dividend or make a distribution of our common stock;

     o    subdivide or combine our outstanding common stock;

     o    reclassify or change our outstanding common stock;

     o consolidate or merge with another company and we are not the surviving entity.

     We may redeem the warrants in the event that (a) the closing sale price of our common stock for a period of 20 consecutive trading days on the principal market in which our common stock is then traded equals or exceeds 200% of the then-effective exercise price of the warrants, and (b) the shares of our common stock issuable upon exercise of the warrants are publicly tradeable pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission under the Securities Act.

     All of the warrant shares underlying the foregoing warrants have previously been registered for resale by the holders of the warrants.

REGISTRATION RIGHTS

     In April 2001, we entered into an agreement with Corsa S.A. Holdings, pursuant to which we agreed to file a registration statement, of which this prospectus forms a part, for the public resale of up to 4,000,000 shares of our common stock held by Corsa.

ANTI-TAKEOVER EFFECTS OF NEVADA LAW

     Nevada law provides that any agreement providing for the merger, consolidation or sale of all or substantially all of the assets of a corporation be approved by the owners of at least the majority of the outstanding shares of that corporation, unless a different vote is provided for in our Articles of Incorporation. Our Articles of Incorporation do not provide for a super-majority voting requirement in order to approve any such transactions. Nevada law also gives appraisal rights for some mergers or exchanges. Under Nevada law, a stockholder does not have the right to dissent with respect to:

     o    a sale of assets or reorganization, or

     o any plan of merger or any plan of exchange, if the shares held by the stockholder are part of a class of shares which are listed on a national securities exchange or the Nasdaq National Market System, or are held of record by not less than 2,000 stockholders, and the stockholder is not required to accept for his shares any consideration other than shares of a corporation that, immediately after the effective time of the merger or exchange, will be part of a class of shares which are listed on a national securities exchange or the Nasdaq National Market System, or are held of record by not less than 2,000 holders.

     The Nevada Private Corporation Law also has three provisions designed to deter take-over attempts:

     Control Share Acquisition Provisions. Under Nevada law, when a person has acquired or offers to acquire one-fifth, one-third or a majority of the stock of a corporation, a stockholders meeting must be held after delivery of an "offeror's" statement, at the offeror's expense, so that the stockholders of the corporation can vote on whether the shares proposed to be acquired can exercise voting rights. Except as otherwise provided in a corporation's articles of incorporation, the approval of the majority of the outstanding stock not held by the offeror is required so that the stock held by the offeror will have voting rights. The control share acquisition provisions are applicable to any acquisition of a controlling interest, unless the articles of incorporation or by-laws of a corporation in effect on the tenth day following the acquisition of a controlling interest by an acquiring person provides that the control share acquisition provisions do not apply. We have not elected out of the control share acquisition provisions of Nevada law.

     Combination Moratorium Provision. Nevada law provides that a corporation may not engage in any "combinations," which is broadly defined to include mergers, sales and leases of assets, issuances of securities and similar transactions with an "interested stockholder," which is defined as the beneficial owner of 10% or more of the voting power of the corporation, and affiliates of their associates for three years after an interested stockholder's date of acquiring the shares, unless the combination or the purchase of the shares by the interested stockholder is first approved by the board of directors. After the initial three-year period, any combination must still be approved by a majority of the voting power not beneficially owned by the interested stockholder or the interested stockholder's affiliates or associates, unless the aggregate amount of cash and the market value of the consideration other than cash that could be received by stockholders as a result of the combination is at least equal to the higher of the highest bid per share of each class or series of shares, including the Common Stock, on the date of the announcement of the combination or on the date the interested stockholder acquired the shares, or for holders of preferred stock, the highest liquidation value of the preferred stock.

     Other Provisions. Under Nevada law, the selection of a period for achieving corporate goals is the responsibility of the directors. In addition, the directors and officers, in exercising their respective powers with a view to the interest of the corporation may consider the interest of the corporation's employees, suppliers, creditors and customers, the economy of the state and the nation, the interests of the community and of society and the long-term, as well as short-term, interests of the corporation and its stockholders, including the possibility that those interests may be best served by the continued independence of the corporation. The directors may also resist any change or potential change of control of the corporation if the directors, by majority vote of a quorum, determine that a change or potential change is opposed to or not in the best interest of the corporation "upon consideration of the interests of the corporation's stockholders," or for one of the other reasons described above. The directors may also take action to protect the interests of the corporation's stockholders.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is Corporate Stock Transfer, 3200 Cherry Creek Drive South, Denver, Colorado 80209.

                         SHARES ELIGIBLE FOR FUTURE SALE

     We have 20,345,924 shares of our common stock issued and outstanding. Approximately 12,358,920 of our outstanding shares are freely tradable without restriction or further registration under the Securities Act.

     All of the remaining approximately 7,987,004 of our outstanding shares of common stock are restricted shares under the terms of the Securities Act, however, 2,412,004 shares have been previously registered for resale and 4,000,000 shares are registered for resale under this prospectus. The balance of restricted shares are not registered for resale, but have been held for more than two years and are available for resale pursuant to Rule 144 promulgated under the Securities Act.

     In addition, up to 3,357,724 shares issuable upon exercise of warrants have previously been registered for resale and, when sold, will become freely tradable shares.

     We have granted options to purchase an aggregate of 1,300,000 shares of common stock under our 1998 stock option plan. All of the shares underlying these options have previously been registered and, subject to the applicable vesting requirements, upon exercise of these options the underlying shares may be resold into the public market.

     We have also granted options to purchase an aggregate of 941,750 shares of common stock under our 2000 stock incentive plan.

     Sales of substantial amounts of our common stock in the public market or the perception that such sales may occur, could materially and adversely affect prevailing market prices of our common stock and our ability to raise equity capital in the future.

RULE 144

     In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

     o    1% of the number of shares of our common stock then outstanding; or

     o the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks, preceding the filing of a notice on Form 144 with the SEC concerning that sale.

     Sales  under  Rule  144  are  also   subject  to  specific   manner-of-sale
provisions, notice requirements and to the availability of current public information about us.

     Under Rule 144(k) as currently in effect, a person who is not one of our affiliates at any time during the 90 days preceding a sale and who has beneficially  owned  the  shares  proposed  to be sold for at least  two  years, including the holding period of any prior owner other than one of our affiliates, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, Rule 144(k) shares may be sold immediately upon completion of this offering.

                  SELLING STOCKHOLDER AND PLAN OF DISTRIBUTION

     We have agreed to register the public offering of up to 4,000,000 shares held by the selling stockholder listed below, under the Securities Act, and to pay all expenses in connection with registering these shares. The shares may be offered and sold pursuant to this prospectus by the selling stockholder. Arie Halpern, a director and the principal stockholder of Corsa S.A. Holdings, the selling stockholder, has been a director of Intacta Labs Ltd., a wholly-owned subsidiary of Intacta, during the past three years. In addition, Yechiel Sharabi, an indirect minority shareholder of Corsa S.A. Holdings, served as a member of Intacta's Board from May 1998 through April 2001. Mr. Sharabi continues to serve as a non-compensated advisor to the Board pursuant to an oral arrangement. Other than the foregoing, neither the selling stockholder nor any affiliate of the selling stockholder has held any position or office with us or had any other material relationship with us. We will not receive any of the proceeds from the sale of the shares by the selling stockholder. The table set forth below is based upon information available to Intacta as of December 31, 2001 and provides the following information with respect to the selling stockholder:

     o the number of shares of common stock beneficially owned by the selling stockholder;

     o    the number of shares to be sold by the selling stockholder; and

     o the number of shares (as percentage of the class) to be beneficially owed by such selling stockholder after the completion of the offering assuming all shares included in this prospectus have been sold by the selling stockholder.

     The number of shares shown in the following table as being offered by the selling stockholder does not include such presently indeterminate number of additional shares of our common stock that may
be  issuable  as  a  result  of  stock  splits,   stock  dividends  and  similar
transactions  or,  in  the  case  of  warrant  shares,   the  operation  of  any
anti-dilution provisions. Pursuant to Rule 416 under the Securities Act, however, those shares are included in the registration statement of which this prospectus is a part.

     The selling stockholder may sell any or all of its shares listed below from time to time. Accordingly, we cannot estimate how many shares the selling stockholder will own upon consummation of such sales. Also, the selling stockholder may have sold, transferred or otherwise disposed of all or a portion of its shares since the date on which the information was provided, in transactions exempt from the registration requirements of the Securities Act.

                                                                     Beneficial
                                                                     Ownership of
                               Beneficial Ownership   Shares to be   Common Stock     Percent
Selling Stockholders           of Common Stock        Sold           After Offering   of Class
---------------------------    --------------------   ------------   --------------   --------
Corsa S.A. Holdings .......    4,000,000              4,000,000      0                   --

PLAN OF DISTRIBUTION

     We are registering the shares of common stock offered under this prospectus on behalf of the selling stockholder. As used herein, "selling stockholder" includes donees, pledgees, distributees, transferees or other successors in interest selling shares received from the selling stockholder after the date of this prospectus. We will pay all expenses of registration of the shares offered hereby, other than commissions, discounts and concessions of underwriters, broker-dealers, dealers or agents. Brokerage commissions and similar selling expenses, if any, attributable to the sale of the shares by the selling stockholder will be borne by the selling stockholder. As described under "Use of Proceeds" above, we will not receive any of the proceeds from the sale of shares by the selling stockholder.

     The shares to be sold by the selling stockholder may be offered and sold from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. These shares may be sold, without limitation, by:

     o a block trade in which a broker or dealer, so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker or dealer as principal and resale by that broker or dealer for its account pursuant to this prospectus;

     o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     o privately negotiated transactions between sellers and purchasers without a broker/dealer;

     o    a combination of any such methods of sale; and

     o    any other method permitted pursuant to applicable law.

     The selling stockholder may effect these transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of shares for whom these broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     The selling stockholder and any broker-dealers that act in connection with sales of the shares might be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act of 1933. Consequently, any commissions received by these broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act of 1933.

     Because the selling stockholder may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act of 1933, the selling stockholder will be subject to the prospectus delivery requirements of the Securities Act of 1933. We have informed the selling stockholder that the anti-manipulative provisions of Regulation M under the Securities Exchange Act of 1934 may apply to it.

     The selling stockholder also may resell all or a portion of the shares in reliance upon Rule 144 under the Securities Act of 1933, provided that the selling stockholder meets the criteria and conforms to the requirements of that Rule.

     Upon being notified by the selling stockholder that it has entered into any material arrangement with a broker-dealer for the sale of the shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act of 1933, disclosing:

     o    the   name  of  the   selling   stockholder   and  the   participating
          broker-dealers;

     o    the number of shares involved;

     o    the price at which the shares were sold;

     o the commissions paid or discounts or concessions allowed to these broker-dealers, where applicable;

     o    that the  broker-dealers  did not conduct any  investigation to verify
          the   information  set  out  or  incorporated  by  reference  in  this prospectus; and

     o    other facts material to the transaction.

     In order to comply with certain states' securities laws, if applicable, the shares may be sold in those jurisdictions only through registered or licensed brokers or dealers. In certain states the shares may not be sold unless the shares have been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

                                  LEGAL MATTERS

     The legality of the common stock offered in the prospectus has been passed upon for Intacta by McDonald Carano Wilson McCune Bergin Frankovich & Hicks, LLP, Reno, Nevada.

                                     EXPERTS

     The consolidated financial statements of Intacta and its subsidiaries included in this prospectus and in the registration statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report (which contains an explanatory paragraph regarding our ability to continue as a going concern), appearing in this prospectus and in the registration statement, and is included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

                              AVAILABLE INFORMATION

     We have filed with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in, or annexed as exhibits to, the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC.

     Our SEC filings including the registration statement of which this prospectus forms a part and the exhibits filed with it are available to the public over the Internet at the SEC's website at www.sec.gov. You may also read and copy any document we file with the SEC at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room.

                          INDEX TO FINANCIAL STATEMENTS

                   INTACTA TECHNOLOGIES INC. AND SUBSIDIARIES

                                                                            PAGE
                                                                            ----
Audited Consolidated Financial Statements:

   Report of Independent Certified Public Accountants ..................    F-2
   Consolidated Balance Sheets - December 31, 2000 and December 31, 1999 F-3 Consolidated Statements of Operations for the years ended December
     31, 2000, December 31, 1999 and December 31, 1998 .................    F-5
   Consolidated Statements of Stockholders' Equity for the years ended
     December 31, 2000, December 31, 1999 and December 31, 1998 ........    F-6

   Consolidated Statements of Cash Flows for the years ended
     December 31, 2000, December 31, 1999 and December 31, 1998 ........    F-7
   Notes to Consolidated Financial Statements ..........................    F-8

Unaudited Consolidated Financial Statements:

   Consolidated Balance Sheets as of September 30, 2001 (unaudited)
     and December 31, 2000 (audited) ...................................    F-24
   Consolidated Statements of Operations (unaudited) for the nine
     months ended September 30, 2001 and 2000 ..........................    F-26
   Consolidated Statements of Cash Flows (unaudited) for the nine
     months ended September 30, 2001 and 2000 ..........................    F-27
   Notes to Consolidated Financial Statements (unaudited) ..............    F-28

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To The Board of Directors and Shareholders of
Intacta Technologies Inc.

We have audited the accompanying consolidated balance sheets of Intacta Technologies Inc. and subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. These standards require that we plan and perform our audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Intacta Technologies Inc. and subsidiaries as of December 31, 2000 and 1999, and the consolidated results of their operations and cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and, at December 31, 2000, has an accumulated deficit that raises substantial doubt about its ability to continue as a going concern. Management's plans in regards to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ BDO Seidman, LLP

Atlanta, Georgia
March 9, 2001

                                      INTACTA TECHNOLOGIES INC. AND SUBSIDIARIES

                                                     CONSOLIDATED BALANCE SHEETS

================================================================================
================================================================================

December 31,                                               2000            1999
================================================================================

ASSETS

CURRENT
    Cash and cash equivalents                      $  3,904,500    $    917,400
    Accounts receivable                                  63,500          31,700
    Inventories                                          55,700         278,600
    Related party and employee receivables               13,100          45,000
    Other                                                    --          30,800
--------------------------------------------------------------------------------

Total current assets                                  4,036,800       1,303,500

PROPERTY AND EQUIPMENT, net                             104,800         156,100

PATENTS, net                                            118,900         111,300
--------------------------------------------------------------------------------

                                                   $  4,260,500    $  1,570,900
================================================================================

                                      INTACTA TECHNOLOGIES INC. AND SUBSIDIARIES

                                                     CONSOLIDATED BALANCE SHEETS

================================================================================
================================================================================

December 31,                                               2000            1999
================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
    Accounts payable                               $     61,400    $    472,400
        Accounts payable - related parties              127,400          90,200
    Loans from shareholder                                   --          89,000
    Accrued expenses                                    206,500          77,800
--------------------------------------------------------------------------------

Total current liabilities                               395,300         729,400
--------------------------------------------------------------------------------

COMMITMENTS

STOCKHOLDERS' EQUITY
    Preferred stock, $.0001 par value; 50,000,000
        shares authorized; no shares issued or
        outstanding                                          --              --
    Common stock, $.0001 par value; 100,000,000
        shares authorized; 20,345,924 and
        17,909,000 shares issued and outstanding,
        respectively                                      2,035           1,791
    Additional paid-in capital                       26,336,865      19,710,553
    Deficit                                         (22,222,400)    (17,671,200)
    Unamortized stock compensation                     (251,300)     (1,199,644)
--------------------------------------------------------------------------------

Total stockholders' equity                            3,865,200         841,500
--------------------------------------------------------------------------------

                                                   $  4,260,500    $  1,570,900
================================================================================
                    See accompanying notes to consolidated financial statements.

                                      INTACTA TECHNOLOGIES INC. AND SUBSIDIARIES

                                           CONSOLIDATED STATEMENTS OF OPERATIONS

================================================================================
================================================================================

Years ended December 31,                                             2000             1999             1998
===========================================================================================================

REVENUES
    Products and components                                  $    363,400     $     64,000     $     89,300

    Royalties from licensing arrangements                          94,000           73,400           48,500
    Consulting fees                                               337,100               --               --
-----------------------------------------------------------------------------------------------------------

Total Revenues                                                    794,500          137,400          137,800
-----------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
    Cost of products and components                               303,600           90,500          336,300
    Consulting fees expenses                                      113,900               --               --
    Research and development (including non-cash
        Compensation expense of $361,600, $222,400
        and $129,700 in 2000, 1999 and 1998 respectively)       1,133,000        1,047,400          903,500
    Sales and marketing(including non-cash
        Compensation expense of $69,600 in 2000)                1,182,100          113,200          113,100
    General and administrative (including non-cash
        Compensation expense of $571,500, $1,016,000
        and $632,100 in 2000, 1999 and 1998 respectively)       2,306,500        2,619,800        1,699,400
-----------------------------------------------------------------------------------------------------------

Total operating expenses                                        5,039,100        3,870,900        3,052,300
-----------------------------------------------------------------------------------------------------------

Loss from operations                                           (4,244,600)      (3,733,500)      (2,914,500)
-----------------------------------------------------------------------------------------------------------

Other income (expense)
    Interest income                                                90,600          104,000               --
    Interest (expense)                                           (389,500)          (8,700)        (210,000)
    Other                                                              --           21,400          (19,600)
-----------------------------------------------------------------------------------------------------------

Total other income (expense)                                     (298,900)         116,700         (229,600)
-----------------------------------------------------------------------------------------------------------

Loss before provision for income taxes                         (4,543,500)      (3,616,800)      (3,144,100)

PROVISION FOR INCOME TAXES                                          7,700              800            1,700
-----------------------------------------------------------------------------------------------------------

Net loss                                                     $ (4,551,200)    $ (3,617,600)    $ (3,145,800)
===========================================================================================================

Basic and diluted loss per common share                      $      (0.25)    $      (0.20)    $      (0.19)
===========================================================================================================

BASIC AND DILUTED WEIGHTED - AVERAGE
    COMMON SHARES OUTSTANDING                                  18,483,179       17,791,630       16,701,583
===========================================================================================================
                                               See accompanying notes to consolidated financial statements.

                                      INTACTA TECHNOLOGIES INC. AND SUBSIDIARIES

                                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

================================================================================
================================================================================

                                         Common Stock                  Additional    Unamortized
                                        --------------------------        Paid-in          Stock
                                             Shares         Amount        Capital   Compensation          Deficit          Total
================================================================================================================================

BALANCE, December 31, 1997               11,486,000    $     1,149    $ 1,498,851    $        --     $(10,907,800)   $(9,407,800)
    Contributed capital                          --             --        183,600             --              --         183,600
    Contributed capital from
        principal stockholder for
        retirement of debt                       --             --      8,929,800             --              --       8,929,800
    Common stock issued in
        connection with reverse
        acquisition                       5,185,000            518      1,439,482             --              --       1,440,000
    Issuance of common stock
        in Private Placement, net of
        issuance costs of $400,000        1,000,000            100      3,599,900             --              --       3,600,000
    Stock options granted                        --             --      2,840,566     (2,840,566)             --              --
    Amortization of stock
        Options                                  --             --             --        668,800              --         668,800
    Net loss                                     --             --             --             --      (3,145,800)     (3,145,800)
--------------------------------------------------------------------------------------------------------------------------------
BALANCE, December 31, 1998               17,671,000          1,767     18,492,199     (2,171,766)    (14,053,600)      2,268,600
    Conversion of debt to equity -
        Stockholder                         238,000             24        952,076             --              --         952,100
    Stock options granted                        --             --        266,278       (266,278)             --              --
    Amortization of stock options                --             --             --      1,238,400              --       1,238,400
    Net loss                                     --             --             --             --      (3,617,600)     (3,617,600)
--------------------------------------------------------------------------------------------------------------------------------
BALANCE, December 31, 1999               17,909,000          1,791     19,710,553     (1,199,644)    (17,671,200)        841,500
    Conversion of debt to equity -
        Stockholder                         160,483             16        481,484             --              --         481,500
        Conversion of debt to
        equity                              755,778             76      2,267,224             --              --       2,267,300
    Issuance of common stock in
        Private Placement, net of
        issuance costs of $1,054,000      1,503,963            150      3,522,050             --              --       3,522,200
    Stock options exercised                  16,700              2         24,998                             --          25,000
    Amortization of stock options                --             --             --      1,002,700              --       1,002,700
    Stock options granted                        --             --         46,800        (46,800)             --              --
    Other                                        --             --          7,556         (7,556)             --              --
    Discount on debt with
       convertible warrant feature               --             --        276,200             --              --         276,200
    Net loss                                     --             --             --             --      (4,551,200)     (4,551,200)
--------------------------------------------------------------------------------------------------------------------------------

BALANCE, December 31, 2000               20,345,924    $     2,035    $26,336,865    $  (251,300)    $(22,222,400)   $ 3,865,200
================================================================================================================================
                                                                    See accompanying notes to consolidated financial statements.

                                      INTACTA TECHNOLOGIES INC. AND SUBSIDIARIES

                                           CONSOLIDATED STATEMENTS OF CASH FLOWS

================================================================================
================================================================================

Years ended December 31,                                             2000             1999             1998
===========================================================================================================

OPERATING ACTIVITIES
   Net loss                                                  $ (4,551,200)    $ (3,617,600)    $ (3,145,800)
   Adjustments to reconcile net loss to cash
       used in operating activities:
           Amortization of stock options                        1,002,700        1,238,400          668,800
           Depreciation and amortization                           99,300          110,800          107,400
           Interest accretion on warrants                         276,200               --               --
           Write-down of inventory                                222,900           46,100          240,100
           Loss on equipment disposals                              5,700               --           49,000
           Changes in operating assets and liabilities:
               Accounts receivable                                (31,800)         (20,300)         184,400
               Inventories                                             --          (26,000)         (64,100)
               Accounts receivable - related parties               31,900             (600)         (35,100)
               Other current assets                                30,800          (16,100)           2,600
               Accounts payable                                  (411,000)         468,800         (168,000)
               Accounts payable - related parties                  37,200               --               --
               Accrued expenses                                   128,700              500         (112,700)
               Deferred revenue                                        --               --          (51,300)
-----------------------------------------------------------------------------------------------------------

Cash used in operating activities                              (3,158,600)      (1,816,000)      (2,324,700)
-----------------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
   Cash acquired in purchase of business                               --               --        1,440,000
   Capital expenditures                                           (34,600)         (18,600)        (191,900)
   Patents                                                        (26,700)         (15,200)         (23,300)
-----------------------------------------------------------------------------------------------------------

Cash provided by (used in) investing activities                   (61,300)         (33,800)       1,224,800
-----------------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES
   Contributed capital                                                 --               --          183,600
   Exercise of stock options                                       25,000               --               --
   Net proceeds from private placement                          3,522,200               --        3,600,000
   Loans from shareholder                                         704,500               --        3,062,000
   Bridge loan financing, net                                   2,267,300               --               --
   Repayment of shareholder loans                                (312,000)        (279,900)      (2,731,000)
   Repayment of notes payable                                          --               --         (136,700)
-----------------------------------------------------------------------------------------------------------

Cash provided by (used in) financing activities                 6,207,000         (279,900)       3,977,900
-----------------------------------------------------------------------------------------------------------

NET INCREASE (DECREASE) IN CASH AND CASH                        2,987,100       (2,129,700)       2,878,000
   EQUIVALENTS

CASH AND CASH EQUIVALENTS, beginning of year                      917,400        3,047,100          169,100
-----------------------------------------------------------------------------------------------------------

CASH AND CASH EQUIVALENTS, end of year                       $  3,904,500     $    917,400     $  3,047,100
===========================================================================================================
                                               See accompanying notes to consolidated financial statements.

                                      INTACTA TECHNOLOGIES INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================
================================================================================

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     NATURE OF OPERATIONS

     Intacta Technologies Inc. (the "Company"), a Nevada corporation, is a developer and marketer of software products based on its patented technology that, through its unique combination of compression, encoding and error correction processes, the technology transforms any data format ranging from text, graphic, audio or video from a binary file into INTACTA.CODE(TM) which is language transparent and platform independent. The Company believes that its technology provides solutions and applications that enable enterprises to bridge their communications and management information systems across digital and non-digital media by providing the secure bi-directional transmission and subsequent recovery and storage of data.

     Intacta Labs Ltd., an Israeli corporation and wholly owned subsidiary (Intacta Labs), primarily conducts product research and development in the high tech area of Beer Sheva, Israel, and is currently conducting new research projects expected to produce significant time and cost savings through continued development of a medium for transmitting and storing data in secure formats.

     From late 1997 and through 1998, the Company ceased production and marketing of its facsimile-based products used for transmitting and storing information, as a result of changes in the fax market, which resulted in reduced demand for its fax related products. The Company altered its strategy to emphasize the licensing of its core technology rather than the development and sale of consumer products.

     THE COMPANY

     On May 31, 1998, the Company completed the acquisition of 100% of the outstanding common stock of Intacta Delaware Inc. (Intacta), a Delaware corporation, and Intacta Labs in exchange for 11,486,000 shares of the Company's $.0001 par value common stock valued at $1. The value of Intacta and Intacta Labs at the time of the acquisition approximated the aggregate accumulated deficits of the two companies to that date. The companies agreed that the value per common stock share contemplated in the agreement approximated the market trading value at the time of the initial discussions and the signing of the letter of intent. For accounting purposes, the acquisition has been treated as an acquisition of the Company by Intacta and Intacta Labs, with the combined entity of Intacta and Intacta Labs, companies under common control, as the acquirer (reverse acquisition). As such, in conjunction with the acquisition, the historical financial statements of the acquirer replaced the historical financial statements of the Company.

     Since the Company, prior to the reverse acquisition, was a public shell corporation with no significant operations, pro forma information giving effect to the acquisition is not presented. All share and per share data, prior to the acquisition, have been restated to reflect the stock issuance as a

                                      INTACTA TECHNOLOGIES INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================
================================================================================

     recapitalization of Intacta. The shares held by the shareholders of the Company, prior to the acquisition (5,185,000 shares), have been recognized as if they were issued in connection with the acquisition of the Company by Intacta. Since the former shareholder of Intacta and Intacta Labs received approximately 69% of the shares in the Company immediately after the acquisition, the financial statements for periods prior to the recapitalization are those of Intacta and Intacta Labs.

     PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements for the years ended December 31, 2000 and 1999 include the accounts of the Company and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated.

     USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     CASH AND CASH EQUIVALENTS

     For purposes of the consolidated statements of cash flows, the Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

     INVENTORIES

     Inventories are stated at the lower of cost (first-in, first-out) or market.

     PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost, net of accumulated depreciation and amortization. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, generally ranging from three to seven years.

     PATENTS

     Patents are amortized on a straight-line basis over the estimated useful life of the patents, generally ten years. As of December 31, 2000 and 1999, accumulated amortization amounted to approximately $91,200 and $72,100, respectively.

                                      INTACTA TECHNOLOGIES INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================
================================================================================

     LONG-LIVED ASSETS

     Long-lived assets, such as patents and property and equipment, are evaluated for impairment when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through the estimated undiscounted future cash flows resulting from the use of these assets. When any such impairment exists, the related assets will be written down to fair value.

     SOFTWARE DEVELOPMENT COSTS

     In accordance with Statement of Financial Accounting Standards (SFAS) No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed, costs related to the research and development of new products and enhancements to existing products are expensed as incurred until technological feasibility of the product has been established, at which time such costs are capitalized, subject to expected recoverability. Therefore, the Company has not capitalized any software development costs related to its products, since the time period between technological feasibility and the general release of a market accepted product is not significant.

     REVENUE RECOGNITION

     The Company's revenue recognition policies are in compliance with generally accepted accounting principles including Statement of Position (SOP) 97-2, Software Revenue Recognition. As such, the Company recognizes product revenue upon shipment if persuasive evidence of an arrangement exists, delivery has occurred, the fees are fixed and determinable and collectibility is probable. During 1998, a majority of revenues were derived from the shipment of product, a portion of which was sold through resellers and distributors. Appropriate reserves were considered to effectively defer revenue recognition when material amounts of inventory had not been sold through to the end user. Generally, the right of return of these products was of short duration (90 days). No provision for estimated product returns was necessary based on historical experience.

     Revenues, if any, from arrangements to provide maintenance, bug fixing, support, upgrades and enhancements are recognized over the period in which such arrangements exist. While such arrangements were made available to some customers on a limited basis during the reporting periods presented, SOP 97-2 allows for full revenue recognition upon delivery if certain criteria are met. Such criteria include such factors as insignificant costs of providing such arrangements and minimal and infrequent upgrades and enhancements, among other things. The Company met the conditions of such criteria and, as a result, was not required to defer the recognition of revenue for arrangements described above.

                                      INTACTA TECHNOLOGIES INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================
================================================================================

     License revenues are recognized based on actual sales of licensed software by a customer/licensee and are not recognized by the company as revenue until the final sale is reported by the customer/licensee. This is the time at which the Company believes that revenue recognition in accordance with SOP 97-2, as described above, has occurred. Support revenue is not integral to the functionality of the licensed software and is billed and recognized as incurred.

     The Company recognized consulting fee revenue during 2000 that was derived from certain software development and programming projects performed on behalf of customers. Revenue was recorded as the services were performed and these projects were started and completed within the year.

     The Company believes that it is in compliance with Staff Accounting Bulletin ("SAB") No. 101, Revenue Recognition, which outlines the basic criteria that must be met to recognize revenue and provides guidance for presentation of revenue and for disclosure related to revenue recognition policies in financial statements filed with the SEC.

     ADVERTISING COSTS

     The cost of advertising is expensed as incurred. Advertising costs for the years ended December 31, 2000, 1999 and 1998 were approximately $34,900, $0 and $48,100, respectively.

     INCOME TAXES

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes, which requires an asset and liability approach. This approach results in the recognition of deferred tax assets (future tax benefits) and liabilities for the expected future tax consequences of temporary differences between the book carrying amounts and the tax basis of assets and liabilities. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be deductible or taxable when the assets and liabilities are recovered or settled. Future tax benefits are subject to a valuation allowance when management believes it is more likely than not that the deferred tax assets will not be realized.

     LOSS PER SHARE

     Basic earnings per share is computed by dividing net loss by the weighted-average number of common shares outstanding during the period. Shares issued during the year are weighted for the portion of the year that they were outstanding. Diluted earnings per share is computed in a manner consistent with that of basic earnings per share while giving effect to all potentially dilutive common shares outstanding during the period.

                                      INTACTA TECHNOLOGIES INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================
================================================================================

     As a result of losses, all stock options and warrants outstanding at December 31, 2000, 1999 and 1998 were antidilutive and accordingly, were excluded from the computation of loss per share.

     IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments imbedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement also requires that changes in the derivative's fair value be recognized in earnings unless specific hedge accounting criteria are met. SFAS No. 137 delayed the effective date of SFAS No. 133 to fiscal years beginning after June 15, 2000. SFAS No. 138, Accounting for Certain Derivative Instruments and
     Certain Hedging Activities, Amendment of SFAS No. 133, liberalized the application of SFAS No. 133 in a number of areas. The Company expects that the adoption of SFAS No. 133 will not have a material impact on its consolidated financial position or results of operations.

     The Financial Accounting Standards Board issued Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation, an Interpretation of APB Opinion No. 25 (the "Interpretation") which is effective July 1, 2000. The Interpretation clarifies (a) the definition of employee for purposes of applying Opinion 25, (b) the criteria for determining whether a stock compensation plan qualifies as a noncompensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and
     (d) the accounting for an exchange of stock compensation awards in a business combination. Adoption of the provisions of the Interpretation did not have a significant impact on the Company's financial statements.

     FOREIGN CURRENCY

     The Company has designated the U.S. dollar as its functional currency for Intacta Labs, a foreign subsidiary. Financial statements of this subsidiary are translated into U.S. dollars for consolidation purposes using current rates of exchange for monetary assets and liabilities and historical rates of exchange for non-monetary assets and related elements of expense. Sales and other expenses are translated at rates that approximate the rates in effect on the translation dates. Immaterial translation gains and losses are included in the consolidated statement of operations.

                                      INTACTA TECHNOLOGIES INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================
================================================================================

     FAIR VALUES OF FINANCIAL INSTRUMENTS

     Fair values of cash and cash equivalents and short-term debt approximate cost due to the short period of time to maturity.

     RECLASSIFICATIONS

     Certain 1998 and 1999 amounts have been reclassified to conform to the 2000 presentation.

2.   GOING CONCERN

     The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the consolidated financial statements, the Company has a cumulative deficit of $22,222,400 through December 31, 2000, and has incurred losses of $4,551,200, $3,617,600 and $3,145,800 for the years ended December 31,
     2000, 1999 and 1998, respectively. These losses were primarily the result of the decision by the Company in late 1997 to curtail further production and marketing of its facsimile-based products upon realization that the market potential for such products was diminished, and by the significant overhead costs required to support research, development and marketing efforts for the Company's INTACTA.CODE related technology. These conditions give rise to substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of assets or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

     Through the first half of 2000, the Company's marketing and sales efforts were reduced and the Company focused its efforts on design revisions to its core applications without the benefit of significant cash flow from operations. In the second half of 2000, primarily as a result of additional resources, marketing efforts increased and, in addition to marketing its technology for licensing arrangements, the Company focused on the marketing of its suite of INTACTA.CODE Software Developments Kits (SDK) products, which were subsequently launched in March 2001. As a result of the foregoing, the Company has absorbed significant cash in its day-to-day operations and expects to continue to absorb cash in its operations during 2001 as it brings this new suite of products to market.

     The Company's continuation as a going concern is dependent upon its ability to actively market its new suite of products, as well as its technology, which it believes will lead to increased revenues, positive cash flows from operations, and ultimately to profitability. The Company may seek additional financing as may be required to fund research and development and marketing of its new products. If this plan materializes as expected, the Company anticipates viability for the year 2001 and beyond, though there can be no assurance that the Company will be successful in these efforts.

                                      INTACTA TECHNOLOGIES INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================
================================================================================

3.   INVENTORIES

     Inventories consisted of the following:

     December 31,                                      2000                1999
     ===========================================================================

     Components                                    $ 55,700            $233,600
     Work in process                                     --              45,000
     ---------------------------------------------------------------------------

                                                   $ 55,700            $278,600
     ===========================================================================

     Inventories at December 31, 2000 and 1999 related substantially to computer chips and boards appropriately capitalized in accordance with SFAS No. 2, Accounting for Research and Development Costs which allows for the capitalization of materials if they have alternative future uses. The Company believes this to be the case in regards to these inventories.

     During 2000, 1999 and 1998, the Company wrote-off approximately $222,900, $46,100 and $240,100, respectively, of its inventory due to reduced sales and obsolescence, which is included in cost of products and components.

4.   PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following:

     December 31,                                      2000                1999
     ===========================================================================

     Equipment                                     $287,800            $459,300
     Furniture and fixtures                          63,400              48,100
     Vehicles                                            --              14,100
     ---------------------------------------------------------------------------
                                                    351,200             521,500
     Less accumulated depreciation                 (246,400)           (365,400)
     ---------------------------------------------------------------------------

                                                   $104,800            $156,100
     ===========================================================================

     Depreciation expense was $80,200, $94,200, and $92,100 for the years ended December 31, 2000, 1999 and 1998.

5.   ACCRUED EXPENSES

     Accrued expenses consisted of the following:

     DECEMBER 31,                                      2000                1999
     ===========================================================================

     Salaries and related expenses                 $ 60,300            $ 32,900
     Severance                                       51,700              27,800
     Vacation                                            --              16,900
     Deferred compensation                           94,500                 200
     ---------------------------------------------------------------------------
                                                   $206,500            $ 77,800
     ===========================================================================

                                      INTACTA TECHNOLOGIES INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================
================================================================================

6.   COMMITMENT

     LEASES

     The Company leases its facilities and certain equipment under operating leases, which expire through February 2006. The facility leases require the Company to pay certain maintenance and operating expenses, such as utilities, property taxes, and insurance costs.

     At December 31, 2000, aggregate minimum rent commitments under operating leases with initial or remaining terms of one year or more were as follows:

                        Year                     Amount
     ===========================================================================

                        2001                    $133,600
                        2002                     153,000
                        2003                     153,300
                        2004                     144,500
                        2005                     134,000
                        Thereafter                17,800
     ---------------------------------------------------------------------------

                                                $736,200
     ===========================================================================

     Rent expense related to these operating  leases was $127,600,  $135,709 and
     $111,400  for  the  years  ended   December   31,  2000,   1999  and  1998,
     respectively.

7.   STOCKHOLDERS' EQUITY

     During 2000, the Company completed a bridge financing in which 25 bridge units were issued. Each bridge unit consisted of a $100,000 bridge note and warrant to purchase 25,000 shares of common stock at an exercise price of $3.50 per share. Aggregate gross proceeds in connection with this issue were $2,500,000. Additionally, a related party converted $250,000 of debt into 2.5 units, similar in all respects to the bridge units. A discount of $276,200 for the fair value of detachable warrants was recognized concurrent with this transaction. The fair value was determined using the Black Schole's option pricing model with the following assumptions:
     Dividend yield of 0%; expected volatility of 40%; risk-free interest rate of 6.17%; and an expected life of one year. These warrants expire in 2005.

     During 2000, the Company issued an aggregate of 250,000 warrants to a third party and its designees, which are exercisable at a price of $3.50 per share and were valued and expensed for services rendered in their entirety during 2000. The fair value ($92,000) was determined using the Black Schole's option pricing model with the following assumptions: Dividend

                                      INTACTA TECHNOLOGIES INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================
================================================================================

     yield of 0%; expected volatility of 40%; risk-free interest rate of 6.17%; and an expected life of one year. These warrants expire in 2005.

     On October 16, 2000, the Company completed a private placement of 2,333,310 equity units each consisting of one share of common stock and one warrant to purchase one share of common stock at a price of $3.50 per share resulting in net proceeds of approximately $3.5 million after the conversion of the aforementioned bridge units, accrued interest and other loans into equity units. All warrants issued in connection with the bridge financing (687,500) remain outstanding at December 31, 2000. The Company issued 86,914 units, similar in all respects to the equity units, as a commission in connection with the private placement to certain parties. A related party received 21,600 of these units and cash commission of approximately $194,000. All warrants issued in connection with the private placement expire in 2005.

8.   STOCK OPTION PLANS

     The Company has a 1998 Stock Option Plan and a 2000 Incentive Stock Option Plan (collectively the "Plans") that provide for, among other things, the granting of non-qualified and incentive stock options to employees, directors, officers, outside consultants and other third parties. Options vest over a maximum of five years and expire in a maximum of ten years. The Company has reserved 1,667,100 and 1,400,000 shares, respectively of its common stock for issuance under the Plans. As the 2000 Plan is subject to further approval by the Company's shareholders at its 2001 Annual Meeting, no shares have been granted from this Plan.

                                      INTACTA TECHNOLOGIES INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================
================================================================================

     A summary of stock option transactions for the above plans are as follows:

                                                                Weighted average
                                            Number of shares      exercise price
     ===========================================================================

     Outstanding at December 31, 1997                     --                  --
     Granted                                       1,005,000              $ 1.50
     ---------------------------------------------------------------------------
     Outstanding at December 31, 1998              1,005,000                1.50
     Granted                                         370,000                3.49
     ---------------------------------------------------------------------------
     Outstanding at December 31, 1999              1,375,000                2.03
     Granted                                          96,800                3.03
     Exercised                                       (16,700)               1.50
     Forfeited                                       (78,300)               1.50
     ---------------------------------------------------------------------------
     Outstanding at December 31, 2000              1,376,800              $ 2.14
     ===========================================================================

                                                                Weighted average
     Options exercisable                    Number of shares      exercise price
     ===========================================================================

     December 31, 1999                               410,000              $ 1.50
     December 31, 2000                               854,000                1.82
     ===========================================================================

     Required disclosures for options outstanding at December 31, 2000 are as follows:

                                            Weighted average
     Exercise    Number outstanding at          remaining       Weighted average
      price         December 31, 2000       contractual life     exercise price
     ===========================================================================

        $1.50                  985,000                   .43               $1.50
         2.00                   46,800                  5.01                2.00
         4.00                  345,000                  1.43                4.00
     ---------------------------------------------------------------------------
                             1,376,800                   .83                2.14
     ---------------------------------------------------------------------------

     The weighted average fair value of all options, calculated using the Black-Scholes Option Pricing Model, granted during 2000, 1999, and 1998 is $1.04, $1.38 and $2.98 per share, respectively.

     The Company applies both Accounting Principles Board Opinion No. 25 (APB No. 25), Accounting for Stock Issued to Employees and related interpretations and SFAS No. 123, Accounting for Stock-Based Compensation in accounting for its stock option plans. Options granted to employees and directors are accounted for under APB No. 25 and compensation expense is recognized for the intrinsic value of the options granted. Options granted to all others are accounted for in accordance with SFAS No. 123 and compensation expense is recognized for the fair value of the options granted.

                                      INTACTA TECHNOLOGIES INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================
================================================================================

     SFAS No. 123 also requires that the Company provide pro forma information regarding the net loss as if the compensation cost for the Company's Plans had been determined in accordance with the fair market value method for all options. The Company estimates the fair value of all stock options at the grant date using the Black Schole's option pricing model with the following weighted average assumptions for 2000, 1999 and 1998: Dividend yield of 0 in all years; expected volatility of 75% in 2000 and 40% in 1999 and 1998; risk-free interest rate of 6.36% in 2000, 5.23% in 1999 and 5.47% in 1998; and an expected life of 4.00 years in 2000, 2.61 years in 1999 and 2.55 years in 1998.

     Under the accounting provisions of SFAS No. 123, the Company's net loss and basic and diluted loss per common share would have been adjusted to the pro forma amounts indicated below:

     Years ended December 31,              2000            1999            1998
     ===========================================================================

     Net loss, as reported         $ (4,551,200)   $ (3,617,600)   $ (3,145,800)
     Pro forma                       (4,690,885)     (3,736,400)     (3,183,000)
     ---------------------------------------------------------------------------

     Basic and diluted loss per
     share, as reported            $      (0.25)   $      (0.20)   $      (0.19)

     Pro forma                            (0.25)          (0.21)          (0.19)
     ---------------------------------------------------------------------------

9.   RELATED PARTY TRANSACTIONS

     During 2000, 1999 and 1998, the Company received administrative, consulting, management and marketing services from several organizations that are owned by directors or shareholders of the Company. These services aggregated approximately $592,100, $346,300 and $294,200 for the years ended December 31, 2000, 1999 and 1998, respectively of which $472,100, $226,300 and $229,500 have been included in general and administrative expenses and $120,000, $120,000 and $64,700 have been included in research and development expenses.

                                      INTACTA TECHNOLOGIES INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================
================================================================================

10.  INCOME TAXES

     Provisions for federal, foreign and state income taxes (benefits) in the consolidated statements of operations consist of the following components:

     Years ended December 31,              2000            1999            1998
     ===========================================================================

     Current:
       Federal                     $         --    $         --    $
       State                              7,700             800           1,700
     ---------------------------------------------------------------------------

                                          7,700             800           1,700
     ---------------------------------------------------------------------------

     Deferred
       Federal                       (1,256,272)        150,977        (772,006)
       State                           (186,944)         22,467        (114,882)
     ---------------------------------------------------------------------------

                                     (1,443,216)        173,444        (886,888)
     ---------------------------------------------------------------------------

     Change in valuation
       Allowance                      1,443,216        (173,444)        886,888
     ---------------------------------------------------------------------------

     Total income tax provision    $      7,700    $        800    $      1,700
     ===========================================================================

     Deferred tax assets (liabilities) were comprised of the following:

     Years ended December 31,                              2000            1999
     ===========================================================================

     Net operating loss                            $  4,183,780    $  3,322,461
       carryforward
     Stock option compensation
       not currently deductible                       1,123,227         736,185
     Accumulated depreciation,
       amortization and other                            10,053          12,661
     ---------------------------------------------------------------------------

     Total deferred tax assets                        5,317,060       4,071,307
     ---------------------------------------------------------------------------

     Reserves not currently
       Deductible                                            --        (197,463)

     ---------------------------------------------------------------------------

     Total deferred tax liabilities                          --        (197,463)
     ---------------------------------------------------------------------------

     Net deferred tax asset                           5,317,060       3,873,844

     Valuation allowance                             (5,317,060)     (3,873,844)
     ---------------------------------------------------------------------------

                                      INTACTA TECHNOLOGIES INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================
================================================================================

                                                   $         --    $         --
     ---------------------------------------------------------------------------
     The effective tax rate on income before taxes differs from the U.S. statutory rate. The following summary reconciles taxes at the U.S. statutory rate with the effective rates:

     Years ended December 31,                              2000           1999
     ===========================================================================

     Taxes on income at U.S. statutory rate               (34.0)%        (34.0)%
     State income taxes, net of federal benefit            (2.6)          (4.0)
     Foreign and U.S. tax effect attributable
          to foreign operations                            14.5           21.9
     Change in valuation allowance                         21.2           16.0
     Other                                                  1.1            0.1
     ---------------------------------------------------------------------------

                                                            0.2%           0.0%
     ===========================================================================

     The Company has federal net operating loss carryforwards available to reduce future taxable income, if any, of approximately $11,865,000. The benefits from these carryforwards expire through 2020. As of December 31, 2000, management believes it cannot be determined that it is more likely than not that these carryforwards and its other deferred tax assets will be realized, and accordingly, fully reserved for these deferred tax assets.

11.  EMPLOYEE PROFIT SHARING PLAN

     The Company has a profit sharing plan covering all eligible employees meeting certain age and length of service requirements. Under the profit sharing plan, the Board of Directors, at their election, can authorize contributions up to a maximum of 3% of eligible participants' total compensation. For the years ended December 31, 2000 and 1999 the Company made no discretionary contributions. For the year ended December 31, 1998 the Company made $2,500 in discretionary contributions.

12.  SEGMENT INFORMATION

     During 1999, the Company adopted SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information" which establishes standards for the way that public business enterprises report information about operating segments in their financial statements. The standard defines operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Based on these standards the Company has determined that it operates in a single operating segment: the development, marketing and licensing of software and sale of ancillary components.

     Major Customers

     During 2000, three customers accounted for approximately 46%, 30% and 13% of net sales.

                                      INTACTA TECHNOLOGIES INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================
================================================================================

     During 1999, two customers accounted for approximately 53% and 40% of net sales. During 1998, four customers accounted for approximately 27%, 26%, 15% and 12% of net sales.

     Geographic Segments

     The following table presents revenues and other financial information for the years ended December 31, 2000, 1999 and 1998:

     Years ended December 31,              2000            1999            1998
     ===========================================================================

     Long-lived assets (gross)
          - United States          $     69,500    $    157,800    $    177,700
          - Israel                      281,700         363,700         325,200
     ===========================================================================
     Revenues
          Asia                     $    389,089    $     68,516    $     39,225
          Africa/Mid-East               376,588          54,437              --
          North America                  28,823          14,447          98,575
     ---------------------------------------------------------------------------

                                   $    794,500    $    137,400    $    137,800
     ===========================================================================

     Revenues attributable to geographic areas are based on the location of the customer.

13.  CONCENTRATION OF CREDIT RISK

     Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of cash and cash equivalents and trade receivables. The Company places its cash and cash equivalents with high quality financial institutions and, as a matter of policy, limits the amounts of credit exposure to any one financial institution.

     As of December 31, 2000 the Company's accounts receivable are limited. However, the Company believes any risk of accounting loss is significantly reduced due to provisions for returns recorded at the date of sale, and ongoing analysis of its customers' financial condition. The Company generally does not require cash collateral or other security to support customer receivables.

                                      INTACTA TECHNOLOGIES INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================
================================================================================

14.  QUARTERLY DATA (UNAUDITED)

     The following table sets forth, for the fiscal periods indicated, selected consolidated financial data.

     Year ended December 31, 2000
     =========================================================================================
                                      First          Second           Third         Fourth
                                     Quarter         Quarter         Quarter        Quarter
     -----------------------------------------------------------------------------------------
     Revenues                      $    153,600    $    480,200    $     60,900   $     99,800
     Operating expenses                 937,600       1,182,000       1,334,700      1,584,800
     Net loss                          (766,700)       (706,600)     (1,533,100)    (1,544,800)
     -----------------------------------------------------------------------------------------

     Loss per share
        -Basic and diluted                (0.04)          (0.04)          (0.09)         (0.08)
     -----------------------------------------------------------------------------------------

     Year ended December 31, 2000
     =========================================================================================
                                      First          Second           Third         Fourth
                                     Quarter         Quarter         Quarter        Quarter
     -----------------------------------------------------------------------------------------
     Revenues                      $     59,500    $     33,000    $     38,500   $      6,400
     Operating expenses                 809,000         944,400       1,006,600      1,110,900
     Net loss                          (722,100)       (885,500)       (962,500)    (1,047,500)
     -----------------------------------------------------------------------------------------

     Loss per share
          -Basic and diluted              (0.04)          (0.05)          (0.05)         (0.06)
     =========================================================================================

                                      INTACTA TECHNOLOGIES INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================
================================================================================

15.  STATEMENT OF CASH FLOWS

     Cash paid during the year consists of the following:

     Years ended December 31,              2000            1999            1998
     ===========================================================================

     Income taxes                  $      7,700    $        800    $      1,700

     Interest                      $    113,300    $         --    $     68,300
     ===========================================================================

     During the years ended December 31, 2000, 1999 and 1998, the Company's non-cash financing activities included increases of additional paid-in capital in exchange for the retirement of debt in the amount of approximately $2,748,800, $952,100 and $8,929,800, respectively.

                            INTACTA TECHNOLOGIES INC.
                           CONSOLIDATED BALANCE SHEETS

                                                          SEPTEMBER 30, 2001    DECEMBER 31, 2000
                                                                 (Unaudited)
=================================================================================================
ASSETS

CURRENT
    Cash and cash equivalents                                   $  1,313,400         $  3,904,500
    Accounts receivable                                                6,500               63,500
    Inventories                                                       51,600               55,700
    Related party and employee receivables                                --               13,100
    Other                                                            106,600                   --
-------------------------------------------------------------------------------------------------

Total current assets                                               1,478,100            4,036,800

PROPERTY AND EQUIPMENT, net                                           88,400              104,800

PATENTS, net                                                         121,000              118,900
-------------------------------------------------------------------------------------------------

                                                                $  1,687,500         $  4,260,500
=================================================================================================
See accompanying notes to consolidated financial statements.

                            INTACTA TECHNOLOGIES INC.
                           CONSOLIDATED BALANCE SHEETS

                                                          SEPTEMBER 30, 2001    DECEMBER 31, 2000
                                                                 (Unaudited)
=================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
    Accounts payable                                            $    150,500         $     61,400
        Accounts payable - related parties                            11,100              127,400
    Accrued expenses                                                 209,300              206,500
-------------------------------------------------------------------------------------------------

Total current liabilities                                            370,900              395,300
-------------------------------------------------------------------------------------------------

COMMITMENTS

STOCKHOLDERS' EQUITY
    Preferred stock, $.0001 par value; 50,000,000 shares
        Authorized; no shares issued or outstanding                       --                   --
    Common stock, $.0001 par value; 100,000,000 shares
        Authorized; 20,345,924 shares issued
        and outstanding                                                2,035                2,035
    Additional paid-in capital                                    26,336,865           26,336,865
    Deficit                                                      (24,945,100)         (22,222,400)
    Unamortized stock compensation                                   (77,200)            (251,300)
-------------------------------------------------------------------------------------------------

Total stockholders' equity                                         1,316,600            3,865,200
-------------------------------------------------------------------------------------------------

                                                                $  1,687,500         $  4,260,500
=================================================================================================
See accompanying notes to consolidated financial statements.

                            INTACTA TECHNOLOGIES INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000
                                   (UNAUDITED)

                                                                         NINE MONTHS ENDED
                                                              SEPTEMBER 30, 2001   SEPTEMBER 30, 2000
=====================================================================================================
REVENUES
    Products and components (less returns of $20,000 in 2001)    $     94,400         $    284,300
-----------------------------------------------------------------------------------------------------
    Royalties from licensing arrangements                              31,400               81,100
    Consulting fees                                                        --              329,300
-----------------------------------------------------------------------------------------------------

Total revenues                                                        125,800              694,700
-----------------------------------------------------------------------------------------------------

OPERATING EXPENSES
    Cost of products and components                                    24,100              108,200
    Consulting fees expense                                                --              113,900
    Research and development (including non-cash
        compensation expense of $141,900 and $271,200
        in 2001 and 2000 respectively)                                950,000              820,300
    Sales and marketing (including non-cash
        compensation expense of $5,900 and $61,800 in 2001
        and 2000, respectively)                                       637,400              844,600
    General and administrative (including non-cash
        compensation expense of $26,300 and $534,500
        in 2001 and 2000 respectively)                              1,304,900            1,567,300
-----------------------------------------------------------------------------------------------------

Total operating expenses                                            2,916,400            3,454,300
-----------------------------------------------------------------------------------------------------

Loss from operations                                               (2,790,600)          (2,759,600)
-----------------------------------------------------------------------------------------------------

OTHER INCOME (EXPENSE)
    Interest income                                                    79,200               57,500
    Interest expense                                                       --             (303,400)
    Other                                                              (5,500)                  --
-----------------------------------------------------------------------------------------------------

Total other income                                                     73,700             (245,900)
-----------------------------------------------------------------------------------------------------

Loss before provision for income taxes                             (2,716,900)          (3,005,500)

PROVISION FOR INCOME TAXES                                              5,800                  900
-----------------------------------------------------------------------------------------------------

Net loss                                                         $ (2,722,700)        $ (3,006,400)
=====================================================================================================

Basic and diluted loss per common share                          $      (0.13)        $      (0.17)
=====================================================================================================

Basic and diluted weighted - average
    COMMON SHARES OUTSTANDING                                      20,345,924           17,909,000
=====================================================================================================
See accompanying notes to consolidated financial statements.

                            INTACTA TECHNOLOGIES INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000
                                   (UNAUDITED)

                                                                         NINE MONTHS ENDED
                                                              SEPTEMBER 30, 2001   SEPTEMBER 30, 2000
=====================================================================================================

OPERATING ACTIVITIES
   Net loss                                                      $ (2,722,700)        $ (3,006,400)
   Adjustments to reconcile net loss to cash
       used in operating activities:
           Non-cash compensation expense                              174,100              867,500
           Depreciation and amortization                               65,900               80,200
           Accretion of warrants                                           --              207,100
           Changes in operating assets and liabilities:
               Accounts receivable                                     57,000              (14,600)
               Inventories                                              4,100               53,200
               Accounts receivable - related parties                   13,100                   --
               Other current assets                                  (106,600)                  --
               Accounts payable                                        89,100             (214,800)
               Accounts payable - related parties                    (116,400)                  --
               Accrued expenses                                         2,800               74,900
-----------------------------------------------------------------------------------------------------

Cash used in operating activities                                  (2,539,600)          (1,952,900)
-----------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
   Capital expenditures                                               (36,900)             (54,700)
   Patents                                                            (14,600)                  --
-----------------------------------------------------------------------------------------------------

Cash used in investing activities                                     (51,500)             (54,700)
-----------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES
   Exercise of stock options                                               --               25,000
   Loans from shareholder                                                  --              704,500
   Bridge loan financing, net                                              --            2,384,600
   Repayment of shareholder loans                                          --             (312,000)
-----------------------------------------------------------------------------------------------------

Cash provided by financing activities                                      --            2,802,100
-----------------------------------------------------------------------------------------------------

NET INCREASE (DECREASE) IN CASH AND CASH                           (2,591,100)             794,500
   EQUIVALENTS

CASH AND CASH EQUIVALENTS, beginning of period                      3,904,500              917,400
-----------------------------------------------------------------------------------------------------

CASH AND CASH EQUIVALENTS, end of period                         $  1,313,400         $  1,711,900
=====================================================================================================

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

   Cash received during the period for:
       Interest                                                  $     79,200         $     57,500
-----------------------------------------------------------------------------------------------------

   Cash received during the period for:
       Taxes                                                     $      5,400         $        900
-----------------------------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.

                            INTACTA TECHNOLOGIES INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

     Intacta Technologies Inc. (the "Company"), a Nevada corporation, is a developer and marketer of software products based on its patented technology that, through its unique combination of compression, encoding and error correction processes, the technology transforms any data format ranging from text, graphic, audio or video from a binary file into INTACTA.CODE(TM) which is language transparent and platform independent. The Company believes that its technology provides solutions and applications that enable enterprises to bridge their communications and management information systems across digital and non-digital media by providing the secure bi-directional transmission and subsequent recovery and storage of data.

     Intacta Labs Ltd., an Israeli corporation and wholly owned subsidiary (Intacta Labs), primarily conducts product research and development in the high tech area of Beer Sheva, Israel, and is currently conducting new research projects expected to produce significant time and cost savings through continued development of a medium for transmitting and storing data in secure formats.

     From late 1997 and through 1998, the Company ceased production and marketing of its facsimile-based products used for transmitting and storing information, as a result of changes in the fax market, which resulted in reduced demand for its fax related products. The Company altered its strategy to emphasize the licensing of its core technology rather than the development and sale of consumer products.

THE COMPANY

     On May 31, 1998, the Company completed the acquisition of 100% of the outstanding common stock of Intacta Delaware Inc. (Intacta), a Delaware corporation, and Intacta Labs in exchange for 11,486,000 shares of the Company's $.0001 par value common stock valued at $1. The companies agreed that the value per common stock share contemplated in the agreement approximated the market trading value at the time of the initial discussions and the signing of the letter of intent. For accounting purposes, the acquisition has been treated as an acquisition of the Company by Intacta and Intacta Labs, with the combined entity of Intacta and Intacta Labs, companies under common control, as the acquirer (reverse acquisition). As such, in conjunction with the acquisition, the historical financial statements of the acquirer replaced the historical financial statements of the Company.

PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements for the nine months ended September 30, 2001 and 2000, and the year ended December 31, 2000 include the accounts of the Company and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated.

                            INTACTA TECHNOLOGIES INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

SOFTWARE DEVELOPMENT COSTS

     In accordance with Statement of Financial Accounting Standards (SFAS) No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or
Otherwise Marketed, costs related to the research and development of new products and enhancements to existing products are expensed as incurred until technological feasibility of the product has been established, at which time such costs are capitalized, subject to expected recoverability. Therefore, the Company has not capitalized any software development costs related to its products, since the time period between technological feasibility and the general release of a market accepted product is not significant.

GOODWILL AND OTHER INTANGIBLE ASSETS

     In June 2001, the Financial Accounting Standards Board finalized FASB Statements No. 141, Business Combinations (SFAS 141), and No. 142, Goodwill and Other Intangible Assets (SFAS 142). SFAS 141 requires the use of the purchase method of accounting and prohibits the use of the pooling-of-interests method of accounting for business combinations initiated after June 30, 2001. SFAS 141 also requires that the Company recognize acquired intangible assets apart from goodwill if the acquired intangible assets meet certain criteria. SFAS 141 applies to all business combinations initiated after June 30, 2001 and for purchase business combinations completed on or after July 1, 2001. It also requires, upon adoption of SFAS 142, that the Company reclassify the carrying amounts of intangible assets and goodwill based on the criteria in SFAS 141.

     SFAS 142 requires, among other things, that companies no longer amortize goodwill, but instead test goodwill for impairment at least annually. In addition, SFAS 142 requires that the Company identify reporting units for the purposes of assessing potential future impairments of goodwill, reassess the useful lives of other existing recognized intangible assets, and cease amortization of intangible assets with an indefinite useful life. An intangible asset with an indefinite useful life should be tested for impairment in accordance with the guidance in SFAS 142. SFAS 142 is required to be applied in fiscal years beginning after December 15, 2001 to all goodwill and other intangible assets recognized at that date, regardless of when those assets were initially recognized. SFAS 142 requires the Company to complete a transitional goodwill impairment test six months from the date of adoption. The Company is also required to reassess the useful lives of other intangible assets within the first interim quarter after adoption of SFAS 142. The adoption of SFAS No. 141 and SFAS No. 142 is not expected to have a material effect on the Company's financial position, results of operations and cash flows in 2002 and subsequent years.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

     In October 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards, SFAS, No. 144, "Accounting for Impairment of Disposal of Long-Lived Assets." SFAS No. 144 supersedes SFAS No. 221, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of," and addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement is effective for fiscal years beginning after December 15, 2001. We do not expect the adoption of SFAS No. 144 to have a material impact on our financial statements.

REVENUE RECOGNITION

     The Company's revenue recognition policies are in compliance with generally accepted accounting principles including Statement of Position (SOP) 97-2, Software Revenue Recognition. As such, the Company recognizes product revenue upon shipment if persuasive evidence of an arrangement exists, delivery has occurred, the fees are fixed and determinable and collectibility is probable. During 1998, a majority of revenues were derived from the shipment of product, a portion of which was sold through resellers and distributors. Appropriate reserves were considered to effectively defer revenue recognition when material amounts of inventory had not been sold through to the end user. Generally, the right of return of these products was of short duration (90 days). No provision for estimated product returns was necessary based on historical experience.

     Revenues, if any, from arrangements to provide maintenance, bug fixing, support, upgrades and enhancements are recognized over the period in which such arrangements exist. While such arrangements were made available to some customers on a limited basis during the reporting periods presented, SOP 97-2 allows for full revenue recognition upon delivery if certain criteria are met. Such criteria include such factors as insignificant costs of providing such arrangements and minimal and infrequent upgrades and enhancements, among other things. The Company met the conditions of such criteria and, as a result, was not required to defer the recognition of revenue for arrangements described above.

     License revenues are recognized based on actual sales of licensed software by a customer/licensee and are not recognized by the company as revenue until the final sale is reported by the customer/licensee. This is the time at which the Company believes that revenue recognition in accordance with SOP 97-2, as described above, has occurred. Support revenue is not integral to the functionality of the licensed software and is billed and recognized as incurred.

     The Company recognized consulting fee revenue during 2000 that was derived from certain software development and programming projects performed on behalf of customers. Revenue was recorded as the services were performed and these projects were started and completed within the year.

     The Company believes that it is in compliance with Staff Accounting Bulletin ("SAB") No. 101, Revenue Recognition, which outlines the basic criteria that must be met to recognize revenue and provides guidance for presentation of revenue and for disclosure related to revenue recognition policies in financial statements filed with the SEC.

                            INTACTA TECHNOLOGIES INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

LOSS PER SHARE

     Basic earnings per share is computed by dividing net loss by the weighted-average number of common shares outstanding during the period. Shares issued during the period are weighted for the portion of the period that they were outstanding. Diluted earnings per share is computed in a manner consistent with that of basic earnings per share while giving effect to all potentially dilutive common shares outstanding during the period. As a result of losses, all stock options and warrants outstanding for the periods presented were antidilutive and accordingly, were excluded from the computation of loss per share.

UNAUDITED INTERIM FINANCIAL STATEMENTS

     The consolidated financial statements included herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. The consolidated balance sheet as of September 30, 2001; the consolidated statements of operations for the nine months ended September 30, 2001 and September 30, 2000; and the consolidated statements of cash flows for the nine months ended September 30, 2001 and September 30, 2000 have been prepared without audit. The consolidated balance sheet as of December 31, 2000 has been audited by independent certified public accountants. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures herein are adequate to make the information presented not misleading. It is suggested that these consolidated financial statements and related notes be read in conjunction with the consolidated financial statements and notes thereto, included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

     In the opinion of the Company, the statements for the unaudited interim periods presented included all adjustments that were of a normal recurring nature necessary to present a fair statement of the financial condition and results of operations for such interim periods. The results of operations for the interim periods presented are not necessarily indicative of the results of operations for the entire year.

                            INTACTA TECHNOLOGIES INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

2.   GOING CONCERN

     The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the consolidated financial statements, the Company has a cumulative deficit of $24,945,100 through September 30, 2001, and has incurred losses of $4,551,200, $3,617,600 and $3,145,800 for the years ended December 31, 2000, 1999 and 1998, respectively and $2,722,700 for the nine months ended September 30, 2001. These losses were primarily the result of the decision by the Company in late 1997 to curtail further production and marketing of its facsimile-based products upon realization that the market potential for such products was diminished, and by the significant overhead costs required to support research, development and marketing efforts for the Company's INTACTA.CODE related technology. These conditions give rise to substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of assets or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

     Through the first half of 2000, the Company's marketing and sales efforts were reduced and the Company focused its efforts on design revisions to its core applications without the benefit of significant cash flow from operations. In the second half of 2000, primarily as a result of additional resources, marketing efforts increased and, in addition to marketing its technology for licensing arrangements, the Company focused on the marketing of its suite of INTACTA.CODE Software Development Kit (SDK) products, which were subsequently launched in March 2001. This marketing generated increased activity to its web site and initiated downloads of the offered Trial SDK. There is not yet any revenue impact from this product line. In addition to the above, at the end of third quarter 2001 the Company launched a suite of data communications products targeted to the health-care industry addressing new health-care information security regulations; the Health Insurance Portability and Accountability Act of 1996 (HIPAA).

     The Company's capital requirements continue to be significant and it is not currently generating revenues from operations to fund its operating activities. The Company anticipates incurring continuing losses in the future as it expands the development and marketing of its software products and technology. Based upon current estimates, management believes that cash and cash equivalents will be sufficient to fund the Company's operating activities and capital requirements through the end of its first quarter of 2002. Unanticipated changes in economic conditions or other unforeseen circumstances may cause the Company to expend its cash and cash equivalents in a shorter period of time.

     As a result of the above, the Company's continuation as a going concern is substantially dependent upon its ability to obtain additional financing that will be required to fund research and development and marketing of its new products as well as to fund its current operating activities. If significant revenues materialize and adequate financing is obtained, the Company anticipates viability for the year 2001 and beyond, though there can be no assurance that the Company will be successful in these efforts. At this time the Company does not have any current arrangements with respect to other potential sources of additional financing and cannot assure you that additional financing will be available to it on commercially reasonable terms or at all.

3.   SEGMENT INFORMATION

     During 1999, the Company adopted SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information" which establishes standards for the way that public business enterprises report information about operating segments in their financial statements. The standard defines operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Based on these standards the Company has determined that it operates in a single operating segment: the development, marketing and licensing of software and sale of ancillary components.

                            INTACTA TECHNOLOGIES INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

GEOGRAPHIC SEGMENTS:

     The following table represents revenues and other financial information at and for the periods designated below. Revenues attributable to geographic areas are based on the location of the customer.

                                         SEPTEMBER 30, 2001    DECEMBER 31, 2000
                                         ------------------    -----------------
     Long-lived assets
          - United States                      $     97,000        $     69,500
          - Israel                                  291,100             281,700

                                                 NINE MONTHS ENDED SEPTEMBER 30,
                                                       2001            2000
                                                     --------        --------
     Revenues
          Asia                                     $     12,000    $    378,800
          Africa/Mid-East                                84,800         280,700
          North America                                  29,000          35,200
                                                   ------------    ------------
                                                   $    125,800    $    694,700
                                                   ============    ============

4.   STOCK OPTION PLANS

     The Company at its Annual Meeting in May 2001 voted to increase the reserve of its common stock for issuance under the 2000 Stock Option Plan to a total of 2,400,000 shares. During June 2001, the Company granted 1,325,000 and 1,003,000 options to purchase its common stock under its 1998 and 2000 Plans, respectively. These stock options were granted with an exercise price of $0.75, with vesting over a maximum of three years, and an expiration of five years. A total of 953,000 of these options were issued to consultants and are accounted for in accordance with EITF 96-18, "Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services". As such, the fair value of such options as determined by the Black Schole's option pricing model will be marked to market at the end of each reporting period.

5.   QUARTERLY DATA (UNAUDITED)

     The following table sets forth, for the fiscal periods indicated, selected consolidated financial data.

                                            NINE MONTHS ENDED SEPTEMBER 30, 2001
                                               First Quarter   Second Quarter
                                               -------------   --------------
     Revenues                                   $     92,900    $      5,200
     Operating expenses                            1,020,200       1,009,600
     Net loss                                       (896,400)       (976,900)
     Loss per share
          - Basic and diluted                   $      (0.04)   $      (0.05)

                                               Third Quarter
                                               -------------
     Revenues                                   $     28,600
     Operating expenses                              886,600
     Net loss                                       (849,300)
     Loss per share
          - Basic and diluted                   $      (0.04)